UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ENSCO International Incorporated

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ENSCO INTERNATIONAL INCORPORATED

500 North Akard Street

Suite 4300

Dallas, Texas 75201-3331

(214) 397-3000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2008

The Annual Meeting of Stockholders of ENSCO International Incorporated (“Meeting”) will be held at Lincoln Plaza Conference Center, Lower Level, 500 North Akard Street, Dallas, Texas, at 10:00 a.m., Dallas time (CDT), on Thursday, May 22, 2008, to consider and vote on:

1.	Election of three Class II Directors, each for a three-year term, and one Class I Director, for the remaining one-year of a three-year term;

2.	Ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2008; and

3.	Such other business as may properly come before the Meeting.

Stockholders of record at the close of business on March 24, 2008, are entitled to notice of and to vote at the Meeting or any adjournment of the Meeting. A list of all stockholders entitled to vote at the Meeting is on file at our executive offices, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

In accordance with new rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our Proxy Statement and our 2007 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet.

The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our Proxy Statement, our 2007 Annual Report and a form of Proxy Card or voting instruction card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive paper copies of the proxy materials by mail. We believe this new process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

If you received a paper copy of a Proxy Card or voting instruction card by mail, you may vote by completing, signing, dating and returning your Proxy Card or voting instruction card in the envelope provided. You may also vote by telephone at 1-800-690-6903 or via the Internet at www.proxyvote.com using the Control Number shown on your Proxy Card or voting instruction card. Any stockholder attending the Meeting may vote in person. If you have returned a Proxy Card or voting instruction card or otherwise voted, you may revoke your prior instructions and cast your vote at the Meeting by following the procedures described in the Proxy Statement.

By Order of the Board of Directors

Cary A. Moomjian, Jr. Vice President, General Counsel and Secretary

April 1, 2008

YOUR VOTE IS IMPORTANT. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS OR THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

OF ENSCO INTERNATIONAL INCORPORATED

TO BE HELD ON THURSDAY, MAY 22, 2008

This Proxy Statement, a Proxy Card or voting instruction card and the 2007 Annual Report to stockholders of ENSCO International Incorporated are first being sent or distributed to stockholders on or about April 4, 2008. Our Board of Directors (“Board”) is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders to be held at Lincoln Plaza Conference Center, Lower Level, 500 North Akard Street, Dallas, Texas, on Thursday, May 22, 2008, at 10:00 a.m., Dallas time (CDT), and any adjourned sessions of the Meeting. The Board is soliciting your proxy to give all stockholders of record the opportunity to vote on matters that will be presented at the Meeting. This Proxy Statement provides information on these matters to assist you in voting your shares.

ABOUT THE MEETING

•	What is a proxy?

•	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

•	Why did I receive more than one Proxy Card or voting instruction card?

•	Can I get paper copies of the proxy materials?

•	Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

•	How can I access the proxy materials over the Internet?

•	Why should I request electronic access to future proxy materials?

•	How do I sign-up to receive future proxy materials electronically by e-mail?

•	Who is qualified to vote?

•	How many shares of common stock may vote at the Meeting?

•	What is the difference between a “stockholder of record” and a “street name” holder?

•	How do I vote my shares?

•	Can I vote my shares in person at the Meeting?

•	Can I vote my shares by completing and returning the Notice of Internet Availability of Proxy Materials?

•	What are my choices when voting?

•	What are the Board’s recommendations on how I should vote my shares?

•	How would my shares be voted if I do not specify how they should be voted?

•	How are abstentions and broker non-votes treated? How will they be counted for quorum purposes?

•	Can I change my vote?

•	What vote is required to approve each proposal?

•	Who will count the votes?

•	Who pays the cost of this proxy solicitation?

•	Is this Proxy Statement the only way that proxies are being solicited?

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the Proxy Card or voting instruction card included with the proxy materials or otherwise voting in accordance with the instructions provided in this Proxy Statement, you are giving the proxies appointed by the Board and identified on the Proxy Card the authority to vote your shares in the manner you indicate.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials to most of our stockholders. Instructions on how to access the proxy materials and vote over the Internet may be found in that Notice.

Why did I receive more than one Proxy Card or voting instruction card?

You may receive multiple Proxy Cards or voting instruction cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. You should vote on and sign each Proxy Card or voting instruction card you receive.

Can I get paper copies of the proxy materials?

You may request paper copies of the proxy materials and our 2007 Annual Report. Please make your request by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com (the Control Number shown on your Notice of Internet Availability of Proxy Materials must be included in your request). You also may request paper copies when prompted at www.proxyvote.com.

Why didn’t I receive a notice in the mail regarding the Internet availability of proxy materials?

We are providing certain stockholders paper copies of the proxy materials instead of a Notice of Internet Availability of Proxy Materials. If you would like to have earlier access to your future proxy materials and reduce our costs incurred in printing and delivering the proxy materials, you can instruct us to send all future proxy materials to you electronically by e-mail. If you wish to receive all future materials electronically, please visit www.investordelivery.com to enroll or, if voting electronically at www.proxyvote.com, follow the instructions to enroll for electronic delivery after you vote.

How can I access the proxy materials over the Internet?

Pursuant to the new rules adopted by the SEC, we provide stockholders access to our proxy materials for the Meeting over the Internet. The proxy materials for the 2008 Meeting are available at www.proxyvote.com. To access these materials and to vote, you will be asked to provide the Control Number shown on your Proxy Card, voting instruction card or Notice of Internet Availability of Proxy Materials.

Why should I request electronic access to future proxy materials?

Requesting your future proxy materials by e-mail will give you earlier access to the proxy materials, while lowering our costs of printing and delivering the proxy materials and reducing the environmental impact. If you request future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How do I sign-up to receive future proxy materials electronically by e-mail?

Please visit www.investordelivery.com to enroll for electronic delivery of proxy materials or, if you vote over the Internet at www.proxyvote.com, you may follow the instructions to enroll for electronic delivery after you vote.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you owned shares of our common stock, par value $.10 per share, at the close of business on March 24, 2008, our record date for the Meeting.

How many shares of common stock may vote at the Meeting?

As of March 24, 2008, there were 144,034,694 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each matter presented.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer and Trust Company, our transfer agent, you are a “stockholder of record”. If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your shares using the Control Number provided on your Proxy Card or Notice of Internet Availability of Proxy Materials:

•	via the Internet at www.proxyvote.com;

•	over the telephone by calling 1-800-690-6903; or

•	if you received a paper copy, by mailing in the Proxy Card.

Please refer to the specific instructions set forth on the Proxy Card or on the Notice of Internet Availability of Proxy Materials.

If you hold your shares in “street name”, your broker, bank, trust or other nominee will arrange to provide you materials and instructions for voting your shares.

If you are a current or former ENSCO employee who holds shares in the ENSCO Savings Plan, you will receive voting instructions from the trustee of the plan for shares allocated to your account. If you fail to give voting instructions to the trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions were received. To allow sufficient time for voting by the trustee and administrator of the ENSCO Savings Plan, your voting instructions for shares held in the plans must be received by 11:59 p.m. (EDT) on May 17, 2008.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting.

If you hold your shares in “street name”, you must obtain a proxy from your broker, bank, trust or other nominee, giving you the right to vote the shares at the Meeting.

Can I vote my shares by completing and returning the Notice of Internet Availability of Proxy Materials?

No, the Notice of Internet Availability of Proxy Materials will instruct you on how to vote.

What are my choices when voting?

With respect to each proposal, you may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares. We have majority voting for election of Directors in uncontested elections. Under our bylaws, when a quorum is present, a nominee seeking election to an uncontested directorship shall be elected if the votes cast in favor of the nominee exceed the opposing votes. In a contested election, the nominee who receives the most votes cast in favor of his or her election (a plurality) shall be elected. In determining the number of votes cast, shares abstaining from voting or not voted will not be treated as votes cast. You may cast your vote for or against each of the three nominees for Class II Directors and the nominee for Class I Director, or may abstain from voting your shares on any or all of the nominees. Similarly, you may cast your vote for or against the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2008, or may abstain from voting your shares on this proposal.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1—	FOR the election of all three Board nominees for Class II Directors, each for a three-year term, and one Board nominee for Class I Director, for the remaining one-year of a three-year term;

Proposal 2—	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2008.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your Proxy Card or voting instruction card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1—	FOR the election of all three Board nominees for Class II Directors, each for a three-year term, and one Board nominee for Class I Director, for the remaining one-year of a three-year term;

Proposal 2—	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2008.

How are abstentions and broker non-votes treated? How will they be counted for quorum purposes?

In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. However, abstentions and broker non-votes will be deemed as “present” at the Meeting and counted for quorum purposes, but will have no effect on either of the proposals. For purposes of the Meeting, the holders of at least a majority of the shares of our common stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum.

If a broker holds your shares, you may have received a Notice of Internet Availability of Proxy Materials or this Proxy Statement together with a voting instruction card from your broker. It is important that you vote your shares as instructed.

Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at stockholder meetings are “discretionary” or “non-discretionary”. If a proposal is discretionary, a broker may vote on the proposal without voting instructions from the owner. Under the rules of the NYSE, the proposals to elect Directors and to ratify the appointment of independent auditors are considered “discretionary”. This means that brokers may vote on these matters in their discretion on behalf of beneficial owners who have not voted their shares.

Can I change my vote?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to our Secretary that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card; or

•	by attending the Meeting and voting your shares in person.

If you voted electronically, you can also return to www.proxyvote.com and change your vote before the Meeting. Follow the same voting process and your original vote will be superseded.

If you are a beneficial owner of our shares and a broker or other nominee holds your shares, you can revoke your proxy or otherwise change your vote by following the instructions provided by your broker or other nominee.

What vote is required to approve each proposal?

Each proposal will be approved upon establishment of a quorum if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. In a contested Director election, the nominee who receives the most votes cast in favor of his or her election (a plurality) shall be elected.

Who will count the votes?

Broadridge Financial Solutions, Inc. will count the votes and submit them to our inspectors of election. The inspectors of election will be present at the Meeting.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts, and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of shares of our common stock.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to distributing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting your shares or attending the Meeting, please contact our Investor Relations Department at (214) 397-3000.

OWNERSHIP OF VOTING SECURITIES

The following tables show amounts and percentages of shares of our common stock owned beneficially as of March 24, 2008, by (i) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (ii) each of our Directors and nominees for Director, including employee Directors; (iii) our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (identified in the 2007 Summary Compensation Table); and (iv) all of our current Directors and executive officers as a group.

Beneficial Ownership Table

	Beneficial Ownership(1)
Name of Beneficial Owner	Amount		Percentage
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	18,147,591	(2)	12.60
UBS AG Bahnhofstrasse 45 P.O. Box CH-8021 Zurich, Switzerland	9,718,245	(3)	6.75
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	8,987,455	(4)	6.24
Executive Officers, Directors and Director Nominees:
Daniel W. Rabun Chairman, President and Chief Executive Officer, Director and Director Nominee	164,281	(5)	-	(9)
William S. Chadwick, Jr. Executive Vice President and Chief Operating Officer	117,278	(5)(6)	-	(9)
Paul Mars President – ENSCO Offshore International Company	63,603	(5)(6)	-	(9)
James W. Swent III Senior Vice President – Chief Financial Officer	80,917	(5)	-	(9)
Phillip J. Saile Senior Vice President – Operations	88,164	(5)(6)(7)	-	(9)
Morton H. Meyerson Director	51,150	(8)	-	(9)
Paul E. Rowsey, III Director	39,499	(8)	-	(9)
Rita M. Rodriguez Director	36,750	(8)	-	(9)
Joel V. Staff Director	34,037	(8)	-	(9)
David M. Carmichael Director	12,750	(8)	-	(9)
Gerald W. Haddock Director	12,750	(8)	-	(9)
Thomas L. Kelly II Director	12,750	(8)	-	(9)
C. Christopher Gaut Director Nominee	10,000		-	(9)
Keith O. Rattie Director Nominee	500		-	(9)
J. Roderick Clark Director Nominee	-		-
All Directors and executive officers as a Group (21 persons, including those named above)	880,101	(10)	-	(9)

(1)	At March 24, 2008, there were 144,034,694 shares of our common stock outstanding. Unless otherwise indicated, each person or group has sole voting and dispositive power with respect to all shares.

(2)	Based on the Schedule 13G filed on February 5, 2008, Barclays Global Investors, NA and/or certain related parties described in the Schedule 13G, may be deemed to be the beneficial owners of 18,147,591 shares of our common stock as of December 31, 2007, for which they have sole voting power for 15,662,642 shares.

(3)	Based on the Schedule 13G/A filed on February 11, 2008, UBS AG and/or certain related parties described in the Schedule 13G/A, may be deemed to be the beneficial owners of 9,718,245 shares of our common stock as of December 31, 2007, for which they have sole voting power for 9,045,204 shares.

(4)	Based on the Schedule 13G filed on February 13, 2008, Neuberger Berman, LLC and/or certain related parties described in the Schedule 13G, may be deemed to be the beneficial owners of 8,987,455 shares of our common stock as of December 31, 2007, for which they have sole voting power for 7,090,844 shares.

(5)	Includes shares immediately issuable upon exercise of stock options at March 24, 2008 and shares issuable upon exercise of stock options that vest within 60 days of March 24, 2008, and shares of restricted stock that vest at an annual rate as follows:

		Restricted Stock
	Options	Number of Shares	Annual Vesting
Daniel W. Rabun	50,000	20,000	5,000
		45,000	5,000
		41,665	8,333

		106,665

William S. Chadwick, Jr.	10,625	24,000	4,000
		5,250	1,750
		9,567	1,063
		15,332	3,833
		16,665	3,333

		70,814

Paul Mars	8,750	1,000	1,000
		9,000	1,500
		12,000	2,000
		3,750	1,250
		7,875	875
		9,332	2,333
		11,665	2,333

		54,622

James W. Swent III	23,750	30,000	5,000
		4,500	1,500
		9,332	2,333
		13,335	2,667

		57,167

Phillip J. Saile	7,500	12,000	2,000
		8,000	2,000
		11,665	2,333

		31,665

(6)	Also includes the following shares held indirectly under the ENSCO Savings Plan and the ENSCO Supplemental Executive Retirement Plans (“SERP”), which are described below in “Compensation Discussion and Analysis”:

	ENSCO Savings Plan	SERP
William S. Chadwick, Jr.	9	2
Paul Mars	231	-
Phillip J. Saile	3,889	1,211

(7)	Includes 500 shares owned by Mr. Saile’s wife in respect of which Mr. Saile disclaims beneficial ownership.

(8)	Includes shares immediately issuable upon exercise of stock options (all non-employee Director stock options fully vest upon grant) as follows:

Morton H. Meyerson	18,000
Paul E. Rowsey, III	24,000
Rita M. Rodriguez	33,000
Joel V. Staff	24,000
David M. Carmichael	9,000
Thomas L. Kelly II	9,000
Gerald W. Haddock	9,000

(9)	Ownership is less than 1% of the shares of our common stock outstanding.

(10)	Denotes all shares owned by our executive officers and Directors and members of their immediate family sharing the same household, including 423,258 shares of unvested restricted stock, 277,255 shares issuable upon exercise of stock options and 10,256 shares held indirectly under the ENSCO Savings Plan and SERP.

PROPOSAL 1

ELECTION OF THREE CLASS II DIRECTORS, EACH FOR A THREE-YEAR TERM, AND ONE CLASS I DIRECTOR, FOR THE REMAINING ONE-YEAR OF A THREE-YEAR TERM

Our amended and restated certificate of incorporation provides that our Board of Directors is divided or “classified”, as respects the period of time our Directors individually hold office. Our Board is divided into three classes (Classes I, II and III) each consisting of, as nearly as possible, one third of the entire Board with each class of Directors having a staggered three-year term. Our bylaws specify that the Board will be composed of not less than three nor more than fifteen Directors. Our Board currently has eight members and the Board has authorized an increase in the Board size to nine members effective on the date of the Meeting.

The current term for our Class I Directors will expire at the 2009 Annual Meeting of Stockholders. The current term for our Class II Directors will expire at the 2008 Annual Meeting of Stockholders and the current term for our Class III Directors will expire at the 2010 Annual Meeting of Stockholders. With the approved increase in Board size, we will have three Directors in each class effective on the date of the Meeting.

Three persons have been nominated by the Board of Directors for election to three-year terms as Class II Directors at the Meeting, one of whom is an incumbent Class II Director, and one person has been nominated by the Board of Directors to serve the remaining one-year of a three-year term as a Class I Director.

We have adopted majority voting for Directors in uncontested elections. Under our bylaws, when a quorum is present, a Director seeking election to an uncontested directorship shall be elected if the votes cast in favor of the nominee exceed the opposing votes. In a contested election, the nominee who receives the most votes cast in favor of his or her election (a plurality) shall be elected. In determining the number of votes cast, shares abstaining from voting or not voted will not be treated as votes cast.

Unless otherwise instructed, the persons designated as proxies will vote all proxies received FOR the election of the persons named as Board nominees for Class II Directors for a term of three-years and FOR the election of the person named as a Board nominee for Class I Director for the remaining one-year of a three-year term. If, at the time of the Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes as may be designated by the Board of Directors. The Board has no reason to believe that any substitute nominee or nominees will be required.

Nominees

Class II Directors (For election to a three-year term that expires in 2011)

J. Roderick Clark; age 57; Former President and Chief Operating Officer of Baker Hughes Incorporated (Retired)

Mr. Clark is a nominee for election to the Board as a Class II Director.

Mr. Clark served as President and Chief Operating Officer of Baker Hughes Incorporated from February 2004 through January 2008. Before becoming President and COO, he served as Vice President, Marketing and Technology. Mr. Clark joined Baker Hughes Incorporated in 2001 as President of Baker Petrolite. He formerly served as President and CEO of Consolidated Equipment Companies Inc. He also formerly served as President of Sperry-Sun, a Halliburton company. Mr. Clark has held financial, operational and leadership positions with FMC Corporation, Schlumberger and Grace Energy Corporation. Mr. Clark serves as a member of the Board of Directors and Audit Committee of Teekay Corporation. He holds Bachelor of Science and Masters of Business Administration Degrees from the University of Texas. He lives in Fort Worth, Texas.

Daniel W. Rabun; age 53; Chairman, President and Chief Executive Officer of the Company

Mr. Rabun is a nominee for reelection to the Board as a Class II Director.

Mr. Rabun joined us in March 2006 as President and as one of our Directors, having been duly elected and appointed to such positions by our Board of Directors on February 6, 2006. At the Annual Meeting held on May 9, 2006, our stockholders elected Mr. Rabun to serve for the remainder of the term as a Class II Director. Our Board of Directors appointed Mr. Rabun to serve as our Chief Executive Officer effective January 1, 2007, and appointed him to serve as Chairman of our Board on May 22, 2007. Before joining us in 2006, Mr. Rabun was a partner at the international law firm of Baker & McKenzie LLP where he had practiced law since 1986, except for one year when he served as Vice President, General Counsel and Secretary of a company in Dallas, Texas. Mr. Rabun provided legal advice and counsel to us for over fifteen years before joining the Company, and served as one of our Directors during 2001. He has been a Certified Public Accountant since 1976 and a member of the Texas Bar since 1983. He holds a Bachelor of Business Administration Degree in Accounting from the University of Houston and a Juris Doctorate Degree from Southern Methodist University. He lives in Flower Mound, Texas.

Keith O. Rattie; age 54; Chairman, President and Chief Executive Officer of Questar Corporation

Mr. Rattie is a nominee for election to the Board as a Class II Director.

Mr. Rattie serves as Chairman, President and Chief Executive Officer of Questar Corporation. He was named President of Questar in February 2001, Chief Executive Officer in May 2002 and Chairman in May 2003. Mr. Rattie previously served as Vice President and Senior Vice President of Coastal Corporation. Mr. Rattie also spent 19 years with Chevron Corporation in various engineering and management positions, including General Manager of Chevron’s international gas unit. Mr. Rattie serves as a Director of Zions First National Bank, a subsidiary of Zions Bancorporation, and is a past Chairman of the Board of the Interstate Natural Gas Association of America. He holds an undergraduate Degree in Electrical Engineering from the University of Washington and a Masters of Business Administration Degree from St. Mary’s College. He lives in Park City, Utah.

Class I Director (For election to the remaining one-year of a three-year term that expires in 2009)

C. Christopher Gaut; age 51; President, Halliburton Drilling and Evaluation Division

Mr. Gaut is a nominee for election to the Board as a Class I Director.

Mr. Gaut was named President of Halliburton’s Drilling and Evaluation Division in January 2008. Prior to assuming that position, he served as Executive Vice President and Chief Financial Officer of Halliburton Company. Prior to joining Halliburton in March 2003, Mr. Gaut shared the role of Chief Operating Officer of ENSCO International Incorporated and also served our Company as Senior Vice President and as Chief Financial Officer, a position he assumed in 1988. Prior to joining ENSCO, Mr. Gaut was a partner at Pacific Asset Capital and held various financial management positions with Amoco Corporation. He is on the Board of Directors of Forum Oilfield Technologies, Inc., the National Ocean Industries Association and the Houston Museum of Natural Science. Mr. Gaut holds a Bachelor Degree in Engineering from Dartmouth College and a Masters of Business Administration Degree from the Wharton School of Business at the University of Pennsylvania. He lives in Houston, Texas.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the Board’s nominees for Class II and Class I Directors.

Current Directors

Class I Directors (Term expires in 2009)

Gerald W. Haddock; age 60; Private Investor

Mr. Haddock has been one of our Directors since December 1986. He founded Haddock Enterprises, LLC, an entrepreneurial development company concentrating in oil and gas and real estate, located in Fort Worth, Texas, in 1999, and has served as its President since that time. Mr. Haddock formerly served as President and COO of Crescent Real Estate Equities from 1994 to 1996 and as President and CEO of Crescent Real Estate Equities from 1996 to 1999. In 2004, Mr. Haddock joined the Board of Directors of Cano Petroleum, Inc., a Fort Worth-based producer of crude oil and natural gas that specializes in enhanced recovery technology. In 2005, Mr. Haddock joined the Board of Directors of Meritage Homes Corporation, and has served on its Executive Compensation Committee since August 2005. In addition, he was named Chairman of its Nominating Corporate Governance Committee in 2006. He also serves on the Baylor Foundation Board of Directors. In August 2005, Mr. Haddock was named a member of the Board of Trustees of The M.D. Anderson Proton Therapy Education and Research Foundation. Mr. Haddock holds Bachelor of Business Administration and Juris Doctorate Degrees from Baylor University. He also received a Masters of Laws in Taxation Degree from New York University and a Masters of Business Administration Degree from Dallas Baptist University. Mr. Haddock currently is Chairman of our Audit Committee. He lives in Fort Worth, Texas.

Paul E. Rowsey, III; age 53; Managing Partner, E2M Partners, LLC

Mr. Rowsey has been one of our Directors since January 2000. He is currently the Managing Partner and a founder of E2M Partners, LLC, a private real estate management and investment firm. Prior to forming E2M in January 2005, Mr. Rowsey was a founder and President of Eiger, Inc., a sponsor and manager of real estate funds. Prior to forming Eiger in 1999, he was the President and a member of the Board of Directors of Rosewood Property Company, a vertically integrated real estate operating, development and investment company. He holds a Bachelor of Arts Degree in Management Science from Duke University and a Juris Doctorate Degree from Southern Methodist University. Mr. Rowsey serves on our Audit Committee. He lives in Dallas, Texas.

Class III Directors (Term expires in 2010)

David M. Carmichael; age 69; Private Investor

David M. Carmichael has been one of our Directors since May of 2001. He has been a private investor since June 1996. Between 1994 and 1996, he served as Vice Chairman and Chairman of the Management Committee of KN Energy, Inc., which merged with American Oil & Gas Corporation in 1994. From 1985 until its merger with KN Energy, Inc., Mr. Carmichael served as Chairman, Chief Executive Officer and President of American Oil & Gas Corporation. He formed CARCON Corporation in 1984, where he served as President and Chief Executive Officer until its merger into American Oil & Gas Corporation in 1986. From 1976 to 1984, Mr. Carmichael was Chairman and Chief Executive Officer of WellTech, Inc. He served in various senior management positions with Reading & Bates Corporation between 1965 and 1976. Mr. Carmichael is a Director of Cabot Oil & Gas Corporation and National Resource Partners. Mr. Carmichael holds a Plan II Honors Degree from the School of Arts and Sciences at The University of Texas at Austin, and a Juris Doctorate Degree from The University of Texas School of Law. Mr. Carmichael serves on our Nominating, Governance and Compensation Committee. He lives in Houston, Texas.

Thomas L. Kelly II; age 49; General Partner of CHB Capital Partners

Mr. Kelly has been one of our Directors since September 1987. He has been a General Partner of CHB Capital Partners, a private equity fund that provides capital and expertise to closely-held businesses, since July 1994. Between 1984 and 1994, he served as a principal with private equity investment companies. Mr. Kelly holds a Bachelor of Arts Degree in Economics and a Bachelor of Science Degree in Administrative Science from Yale University and a Masters of Business Administration Degree from Harvard University. Mr. Kelly currently is Chairman of our Nominating, Governance and Compensation Committee. He lives in Denver, Colorado.

Rita M. Rodriguez; age 65; Senior Fellow, Woodstock Theological Center at Georgetown University

Dr. Rodriguez has been one of our Directors since August 2003. An international finance researcher and advisor who has authored numerous books and articles, Dr. Rodriguez has been a Fellow and Senior Fellow of the Woodstock Theological Center at Georgetown University since September 2002. Dr. Rodriguez was self-employed in the field of international finance from March 1999 to September 2002. She was a full-time member of the Board of Directors of the Export-Import Bank of the United States between 1982 and March 1999, a Professor of Finance at the University of Illinois at Chicago from 1978 to 1982 and an Assistant and Associate Professor of Business Administration at Harvard Business School from 1969 to 1978. Dr. Rodriguez serves as a member of the Board of Directors of Affiliated Managers Group, Inc., Phillips-Van Heusen Corporation and Private Export Funding Corporation (a private sector company, which assists in the financing of U.S. exports through the mobilization of private capital). She is Chairperson of the Audit Committees of Private Export Funding Corporation and Affiliated Managers Group, Inc. and is a member of the Audit Committee of Phillips-Van Heusen Corporation. Dr. Rodriguez holds a Bachelor of Business Administration Degree from the University of Puerto Rico, as well as a Masters of Business Administration Degree and Doctor of Philosophy Degree from the New York University Graduate School of Business. Dr. Rodriguez serves on our Audit Committee. She lives in Washington, D.C.

Class II Directors (Term expires in 2008)

Morton H. Meyerson; age 69; Chairman and Chief Executive Officer, 2M Companies, Inc.

Mr. Meyerson has been one of our Directors since September 1987. Mr. Meyerson currently serves as Chairman and Chief Executive Officer of 2M Companies, Inc., a private equity firm he founded in 1987 that invests in real estate, high-tech and private and public equities. From 2005 to present, Mr. Meyerson has served as Chairman of E2M Partners, LLC, a private real estate management and investment firm. He served as

Chairman of the Board, Chief Executive Officer and President of Perot Systems from July 1992 until January 1998. From 1966 to 1986, Mr. Meyerson served in various management and executive positions with Electronic Data Systems Corporation, including President and Vice Chairman. From 1999 to present he has served as President of the Morton H. Meyerson Family Foundation. Mr. Meyerson holds Bachelor of Arts Degrees in Economics and Philosophy from The University of Texas at Austin. Mr. Meyerson serves on our Nominating, Governance and Compensation Committee. He lives in Dallas, Texas.

Joel V. Staff; age 64; Non-Executive Chairman, Reliant Energy, Inc.

Mr. Staff has been one of our Directors since May 2002. He was Chairman and Chief Executive Officer of Reliant Energy, Inc., a provider of electricity and energy services, from April 2003 until his retirement in May 2007. He currently serves as Non-Executive Chairman of Reliant Energy, Inc. From July 1993 to May 2002, Mr. Staff served in various management positions, including Chairman, President and Chief Executive Officer, with National Oilwell, Inc., a company that designs, manufactures and sells oilfield equipment and related services. He holds a Bachelor of Administration Degree from The University of Texas at Austin and a Masters of Business Administration Degree from Texas A&M University-Kingsville. Mr. Staff serves on our Nominating, Governance and Compensation Committee. He lives in Houston, Texas.

Daniel W. Rabun; age 53; Chairman, President and Chief Executive Officer of the Company

Mr. Rabun is a nominee for reelection to a new three-year term on the Board of Directors as a Class II Director (see p. 9).

Retiring Class II Directors

Morton H. Meyerson and Joel V. Staff, whose terms as Class II Directors expire at the Meeting, will retire from the Board upon expiration of their terms. We express our gratitude to Messrs. Meyerson and Staff for their years of exemplary service on our Board of Directors and their outstanding contributions to our success.

PROPOSAL 2

RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

Our Audit Committee has appointed the accounting firm of KPMG to serve as our independent registered public accounting firm (“independent auditors”) for the fiscal year ending December 31, 2008. KPMG has served as our independent auditors for the fiscal year ended December 31, 2002 and thereafter, having been duly appointed by the Board of Directors or by the Audit Committee in conformity with the then applicable rules. Representatives of KPMG are expected to be present at the Meeting to respond to questions and to make a statement should they so desire.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2008.

Pre-approval Policies and Procedures

Consistent with the SEC rules and policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Under the policy, we submit an itemized listing of all services for which pre-approval is requested to the Audit Committee. Such itemized listing includes a description of each proposed service, the associated estimated fees and other terms of the engagement. To the extent any such service is a non-audit service, the submission includes a determination that such service qualifies as a permitted non-audit service and an explanation as to why the provision of such service would not impair the independence of the auditors.

Fees and Services

The aggregate fees (excluding value added taxes) billed to us for the fiscal years ended December 31, 2007 and 2006 by KPMG and its affiliates, were as follows (in thousands):

	2007	2006
Audit Fees(1)	$1,497	$1,307
Audit-Related Fees(2)	-	38
Tax Fees(3)	145	206
All Other Fees	-	-

	$1,642	$1,551

(1)	Includes fees for the audit of our annual consolidated financial statements, audit of management’s assessment of our internal control over financial reporting as required, audit of the effectiveness of our internal control over financial reporting, reviews of condensed consolidated financial statements included in our Forms 10-Q, statutory audits and regulatory attestation services for the respective years.

(2)	Includes fees for audits of our benefit plans. KPMG was not engaged to perform these services in 2007.

(3)	Tax fees in 2007 include approximately $119,000 for tax compliance services and $26,000 for tax planning and advice. Tax fees in 2006 include approximately $105,000 for tax compliance services and $101,000 for tax planning and advice.

Our Audit Committee pre-approved all of the services described above that were provided during 2006 and 2007 in accordance with our Audit Committee’s policy and the pre-approval requirements of the Sarbanes-Oxley Act of 2002. Accordingly, there were no services for which the de minimus exception, as defined in Section 202 of the Sarbanes-Oxley Act of 2002, was applicable. Our Audit Committee has considered whether the provision of the non-audit services by KPMG were compatible with maintaining KPMG’s independence.

CORPORATE GOVERNANCE

Board of Directors; Meetings and Committees

Our Board of Directors met seven times during the year ended December 31, 2007. During 2007, our Board had two standing committees, the Audit Committee and the Nominating, Governance and Compensation Committee, each of which selected a Committee Chairman from its members. During 2007, each incumbent Director attended at least 75% of the meetings held by our Board and the committees of which he or she was a member. Our Board has affirmatively determined that Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff are independent, as the term is defined by the SEC rules and the Corporate Governance Standards of the NYSE, and have no material relationship with us. Accordingly, a substantial majority of our Board is currently independent as required by the SEC rules and the NYSE Corporate Governance Standards. The independent Directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board which were convened during 2007. Only independent Directors serve on the Board’s standing committees.

Our Board of Directors has also determined that Messrs. Clark, Gaut and Rattie, nominees standing for election to our Board at the Meeting, are independent, as the term is defined by the SEC rules and the Corporate Governance Standards of the NYSE, and have no material relationship with us. In making this determination, our

Board considered the following transactions under the applicable SEC rules and the Corporate Governance Standards of the NYSE and concluded that these transactions did not affect the independence of either Mr. Clark or Mr. Gaut under such SEC rules and NYSE standards:

•

Mr. Clark, a nominee standing for election to our Board as a Class II Director, was an executive officer of Baker Hughes Incorporated prior to his retirement in January 2008. Our Company engages in incidental business with Baker Hughes, and we paid Baker Hughes $18,077, $62,714 and $614,696 for materials, services or customer reimbursable items during 2007, 2006 and 2005, respectively.

•

Mr. Gaut, a nominee standing for election to our Board as a Class I Director, is an executive officer of Halliburton Company. Halliburton has certain business relationships with our Company, primarily involving positioning of Halliburton cementing units and other equipment on some of our drilling rigs on a free-placement basis. Our Company also engages in incidental business with Halliburton, and we paid Halliburton $34,938, $50,990 and $32,193 for materials, services or customer reimbursable items during 2007, 2006 and 2005, respectively. Furthermore, Mr. Gaut served as one of our executive officers before he joined Halliburton in March 2003.

Director Attendance at the Meetings of Stockholders

The ENSCO Corporate Governance Policy provides that, barring extenuating circumstances, all members of the Board of Directors shall attend our Annual Meetings of Stockholders and also shall attend any and all special stockholders meetings which may be duly convened. All of the then incumbent Directors attended our 2007 Annual Meeting of Stockholders.

Other Governance Matters

Over the past several years, our Nominating, Governance and Compensation Committee and Board of Directors approved several corporate governance initiatives, many of which were in response to the Sarbanes-Oxley Act of 2002, and SEC and NYSE rule revisions.

Upon the recommendation of our Nominating, Governance and Compensation Committee, our Board of Directors has approved the ENSCO Code of Business Conduct Policy (“Ethics Policy”) and the ENSCO Corporate Governance Policy, both of which are published in full in the Corporate Governance section of our website (www.enscous.com/ENSCO/governance.asp) and are available in print upon request without charge. Such requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

During 2007, our Nominating, Governance and Compensation Committee and Board of Directors engaged in a comprehensive review of our governance policies and practices with the objective of implementing revisions which would constitute best practices and would be responsive to issues of concern to the investment community. As a result, the Committee and Board approved revisions to the ENSCO Corporate Governance Policy that addressed submission of a proforma resignation in the event of a change in a Director’s principal occupation, provided for annual evaluations of individual Director performance and implemented stock ownership guidelines for our executive officers and Directors. Additionally, the Committee and Board approved an amendment to our bylaws to provide for election of a Director by a plurality of votes in the event of a contested Director election in a stockholders meeting at which a quorum is present.

Our Ethics Policy applies to all of our Directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. Our Ethics Policy addresses all of the NYSE content requirements, and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets and compliance with our policies and with laws, rules and regulations, including laws addressing insider trading, antitrust and the U.S. Foreign Corrupt Practices Act. No waivers of the provisions of our Ethics Policy have been requested or granted since the Ethics Policy was first issued on November 1, 2002.

Pursuant to our Ethics Policy, we established provisions for confidential and anonymous submission of reports of non-compliance with our policies, practices, standards and procedures to a management committee and also established means for submission of reports of accounting, auditing or other business irregularities by any employee or other person directly to the Chairmen of our two standing Board committees. Additional Ethics Policy provisions addressing requests for, and submission of, responses to whistleblower reports and references to our Fraud Detection and Prevention Policy were approved in 2004. In 2005, we amended our Ethics Policy to require all our employees, officers and Directors to report any known or planned violations of the Ethics Policy and to expressly state that all transactions involving our Company must be recorded in our books and records. We further amended our Ethics Policy in 2007 to supplement the provisions regarding compliance with the U.S. Foreign Corrupt Practices Act and to implement various ministerial changes. Except as respects the provisions which were added or modified in 2004, 2005 and 2007 as aforesaid, there have been no substantive revisions or amendments to our Ethics Policy.

The governance practices adopted by our Board of Directors address all of the NYSE content requirements, including an annual self-evaluation of the Board and its committees, and annual reviews of the committee charters, our Ethics Policy and the ENSCO Corporate Governance Policy. Our governance practices provide that the independent Director members of the Board shall conduct regular executive sessions without management (which alternately are chaired by the Chairmen of our Board’s two standing committees) and a formal annual evaluation of our CEO’s performance. Our Board fulfilled all of these requirements during 2007. Our Board also conducted a peer review of the performance and contributions of each of the individual Directors in 2007.

The ENSCO Corporate Governance Policy states that a substantial majority of the Board of Directors shall be independent, as the term is defined therein and by SEC rules and NYSE Corporate Governance Standards. Except as respects their directorships, we do not have any business or other relationships with our independent Directors. Only independent Directors serve on the Board’s standing committees. In this regard, our Board has affirmatively determined that Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff are independent and have no material relationship with us. Accordingly, a substantial majority of our Board is currently independent as defined above. If elected to the Board, Messrs. Clark, Gaut and Rattie will meet the applicable independence criteria. Our incumbent independent Directors conducted executive sessions without management during each of the four regular quarterly meetings of the Board which were convened during 2007.

The ENSCO Corporate Governance Policy provides that we shall establish a process by which stockholders and other interested parties may communicate directly with our Board of Directors, any committee of the Board, the non-employee Directors as a group or any individual Director. The established process, which is published on our website (www.enscous.com/ENSCO/governance.asp), provides a means for submission of such interested parties’ communications via an independent, third party mail forwarding service. Such communications may be submitted by mail addressed as follows: ENSCO Stockholder Communications, 5600 W. Lovers Lane, Suite 116, Box #130, Dallas, Texas 75209-4330. Mail so addressed will be forwarded directly to the then presiding Chairmen of our Board’s standing committees and will not be screened by management.

Our Board of Directors, its standing committees and management are committed to continue proactively pursuing best practices of corporate governance, accountability and transparency. In this regard, our website has a direct link to the SEC’s EDGAR system relating to our SEC filings, including all Forms 3, 4 or 5 filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Corporate Governance section of our website (www.enscous.com/ENSCO/governance.asp) contains our Audit Committee Charter, the Nominating, Governance and Compensation Committee Charter, the ENSCO Corporate Governance Policy and our Ethics Policy, copies of which also are available in print upon request without charge. Such requests should be directed to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331. Additional data available in the Corporate Governance section of our website include information on the composition and functions of the Board and its committees as well as instructions for submission of whistleblower reports and submission of general stockholder communications to our Board.

Audit Committee

We have established and maintain an Audit Committee in accordance with the rules promulgated under the Exchange Act. Our Audit Committee appoints a firm of independent auditors to examine, review and audit our consolidated financial statements, reviews the general scope of services to be rendered by the independent auditors and pre-approves and authorizes payment of the associated fees, reviews our financial condition and results of operations and makes inquiries as to the adequacy of our financial and accounting controls. Our Audit Committee met eight times during 2007. Our Audit Committee currently consists of Chairman Gerald W. Haddock, Rita M. Rodriguez and Paul E. Rowsey, III, all of whom meet the independence criteria of audit committee members prescribed by the SEC and the NYSE. None of the members of our Audit Committee serves on more than three U.S. public company audit committees.

Our Board of Directors has determined that each of the three members of the Audit Committee, Chairman Haddock, Dr. Rodriguez and Mr. Rowsey, meets the requisite SEC criteria to qualify as an audit committee financial expert, is financially literate and has accounting or related financial management expertise as defined in the NYSE Corporate Governance Standards. In making recommendations and determinations regarding audit committee financial experts, our Board of Directors and the Audit Committee considered the relevant academic and professional experience of the Committee members as follows: Mr. Haddock, with a Bachelor of Business Administration Degree in Accounting and Masters of Laws in Taxation and Business Administration Degrees, actively supervised the principal financial officer of Crescent Real Estate Equities Company; Dr. Rodriguez, with Bachelor of Business Administration in Accounting and Masters of Business Administration Degrees and a PhD in Economics and Finance, served as a full-time Director of the Export-Import Bank of the United States; and Mr. Rowsey, with a Bachelor of Arts in Management Science, actively supervises the principal accounting officer of E2M Partners, LLC.

Related Party Transactions

In accordance with our Audit Committee Charter, except as respects compensatory agreements with our officers or Directors that fall within the purview of the Nominating, Governance and Compensation Committee, the Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions between our Company, any of our subsidiaries or affiliates and any of our officers or Directors, or relatives or affiliates of any such officers or Directors, to ensure that such “related-party” transactions are fair and are in our overall best interest. No transactions requiring such approval occurred in 2007.

Mr. H.E. Malone, Jr., our Vice President – Finance, is the brother-in-law of Carl F. Thorne, our former Chief Executive Officer and former Chairman of our Board of Directors who retired on May 22, 2007. Mr. Malone joined us in August 1987, and was elected Vice President – Finance effective May 2004. Since 1987, Mr. Malone has served as our Vice President – Accounting, Tax and Information Systems, Vice President – Finance and Vice President – Controller. In 2007, Mr. Malone received a base salary of $230,625 and earned a cash bonus of $138,279 which was paid in 2008 in respect of his services for 2007. Mr. Malone is eligible for the same benefit programs on the same basis as our other domestic payroll employees and he may participate on the same basis as other employees in the employee matching and profit sharing provisions of our defined savings (401(k)) plan on a tax-deferred basis.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of ENSCO International Incorporated (the “Company”) is comprised of three independent Directors who satisfy the requirements of independence as established by Section 10A of the Securities Exchange Act of 1934, as amended, and in the New York Stock Exchange listing standards. The Audit Committee is governed by a written Charter adopted by the Board of Directors. To fulfill its responsibilities, the Audit Committee met eight times during the Company’s 2007 fiscal year.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors employed by the Company (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors report directly to the Audit Committee.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Audit Committee discussed matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with the independent auditors.

The independent auditors also provided the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the auditor’s independence from the Company.

The Audit Committee has recommended, and the Board of Directors, in the exercise of its business judgment has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. The recommendation was based upon the Audit Committee’s review, the exercise of its business judgment, the discussions referred to above and reliance upon the Company’s management and independent auditors.

Submitted by the Audit Committee,

Gerald W. Haddock (Chairman)

Rita M. Rodriguez

Paul E. Rowsey, III

February 25, 2008

In accordance with the recommendation of the Audit Committee, our Board of Directors approved inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, and all of our Directors acknowledged such approval by signing the Annual Report on Form 10-K as filed with the Securities and Exchange Commission on February 26, 2008.

Nominating, Governance and Compensation Committee

The principal functions of our Nominating, Governance and Compensation Committee are to select, identify and screen candidates for nomination to our Board of Directors, to recommend composition of committees of our Board, to recommend our officers, to oversee and recommend matters of corporate governance and to review and approve executive officer compensation and employee compensation matters, including matters regarding our various benefit plans, independently or in conjunction with our Board of

Directors, as appropriate. To fulfill its responsibilities, the Committee met six times during 2007. The Committee currently consists of Chairman Thomas L. Kelly II, David M. Carmichael, Morton H. Meyerson and Joel V. Staff, all of whom meet the independence criteria and “outside Director” qualifications prescribed by the NYSE and Internal Revenue Service respectively for service on a nominating committee and on a compensation committee.

Messrs. Meyerson and Staff, whose terms expire at the Meeting, will retire from the Board upon expiration of their respective terms. The Board will appoint a new member or members to the Committee following the election of Directors at the Meeting.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2007, the members of the Nominating, Governance and Compensation Committee were Chairman Thomas L. Kelly II, David M. Carmichael, Morton H. Meyerson and Joel V. Staff. No member of the Nominating, Governance and Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/Director or under Item 404 of Regulation S-K.

Director Nominations

Our Nominating, Governance and Compensation Committee, with direct input from the Chairman of the Board and other Board members, is primarily responsible for identifying and screening candidates for nomination to Board membership. Additionally, when and as deemed appropriate, we may retain the services of a third party to identify, evaluate or assist the Committee and Board in evaluating potential Director nominees. Our Board of Directors is responsible for nominating individuals to serve on our Board.

Pursuant to the ENSCO Corporate Governance Policy, candidates nominated for election or reelection to our Board of Directors should possess the following qualifications:

•	Personal characteristics:

–	highest personal and professional ethics, integrity and values
–	an inquiring and independent mind
–	practical wisdom and mature judgment

•	Experience at the policy-making level in business, government or education

•

Expertise that is useful to us and complementary to the background and experience of other Board members. In this regard, previous executive and Board experience, an international perspective, capital intensive cyclical business experience and knowledge of the global oil and gas industry are considered to be desirable

•	Willingness to devote the required amount of time to perform the duties and responsibilities of Board membership

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance

•	No involvement in activities or interests that create a conflict with the Director’s responsibilities to us and our stockholders.

Our Nominating, Governance and Compensation Committee will evaluate the qualifications of each Director candidate, including nominees recommended by stockholders, against these criteria in making recommendations to our Board of Directors concerning Director nominations. Our Nominating, Governance and

Compensation Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of our Board at a given point in time and periodically reviews and updates the aforesaid criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account favorably in considering individual candidates. We may identify potential Director candidates from a number of sources, including recommendations from Directors, management, stockholders and executive recruiting firms retained for such purpose.

Our Nominating, Governance and Compensation Committee and Board of Directors engaged in an extensive screening process to identify candidates to stand for election at the Meeting. To facilitate this process, we retained Korn/Ferry International to assist in defining and prioritizing desired characteristics for new members of the Board and to present candidates for consideration. The selection followed extensive interviews with candidates, including Messrs. Clark and Rattie, and discussions with Mr. Gaut, who previously had a longstanding relationship with our Company as an executive officer. The recommendation and selection process culminated in a special meeting of the Board of Directors held on January 18, 2008, at which time the Board, with full concurrence of all Nominating, Governance and Compensation Committee members, decided to extend invitations to join the Board to Messrs. Clark, Gaut and Rattie, subject to formal nomination and election by our stockholders at the Meeting.

Our Board’s nominees for Director included in this Proxy Statement have been formally and unanimously recommended by the incumbent independent Directors who serve on our Nominating, Governance and Compensation Committee.

Our Nominating, Governance and Compensation Committee will consider Director nominations timely made by stockholders pursuant to the requirements of our bylaws referred to in the “Information Concerning Stockholder Proposals” section of this Proxy Statement. Any stockholder who intends to present a Director nomination proposal for consideration at the 2009 Annual Meeting and intends to have that proposal included in the Proxy Statement and related materials for the 2009 Annual Meeting must deliver a written copy of the proposal to our principal executive offices no later than the deadline, and in accordance with the notice procedures, specified in the aforesaid section of this Proxy Statement and in accordance with the requirements of SEC Rule 14a-8.

If a stockholder does not comply with the Rule 14a-8 procedures, the stockholder may use the procedures set forth in our bylaws which provide that nominations of persons for election to the Board of Directors at an Annual Meeting of Stockholders may be made at the Annual Meeting by any stockholder entitled to vote on the election of Directors at the meeting who timely complies with the notice procedures set forth below. To be timely, a stockholder’s notice must be delivered to or mailed to and received by our Secretary at our principal executive offices not less than 50 days nor more than 75 days prior to the meeting, subject to any other requirements of law; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the fifteenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

We did not receive any nominations for Director made by any person or group beneficially owning more than 5% of our common stock by the date that was 120 days before the anniversary of the date on which our Proxy Statement was sent to stockholders in connection with the previous year’s Annual Meeting.

REPORT OF THE NOMINATING, GOVERNANCE AND COMPENSATION COMMITTEE

The functions of the Nominating, Governance and Compensation Committee (the “Committee”) of the Board of Directors of ENSCO International Incorporated (the “Company”), among others, are to oversee and recommend matters of corporate governance and to review and approve executive officer compensation and employee compensation matters, including matters regarding the Company’s various benefit plans, independently or in conjunction with the Board of Directors, as appropriate.

The Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2007 with management. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement on Schedule 14A for the 2008 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

Submitted by the Nominating, Governance and Compensation Committee.

Thomas L. Kelly II, Chairman

David M. Carmichael

Morton H. Meyerson

Joel V. Staff

March 10, 2008

In accordance with the recommendations of the Nominating, Governance and Compensation Committee, our Board of Directors approved inclusion of the Compensation Discussion and Analysis in this Proxy Statement during a regular meeting of the Board held on March 11, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Our Nominating, Governance and Compensation Committee is responsible for establishing, implementing and continually monitoring adherence to our executive compensation philosophy. The Committee operates independently of management, and receives compensation advice and data from outside advisors including Equilar, Inc. (“Equilar”), an executive and director compensation benchmarking service, and Mercer Human Resource Consulting, LLC (“Mercer”), an independent firm that specializes in providing compensation services and comparative market data.

Mercer is instructed to provide comparative market data regarding executive and director compensation for comparative purposes to assist in establishing reference points for the principal components of compensation. Equilar and Mercer also provide information on compensation trends in the general marketplace and, where available, as respects other drilling and oilfield service companies. Mercer is instructed to validate certain data that our Human Resources Department submits to our Nominating, Governance and Compensation Committee in respect of various aspects of compensation for our employees, executive officers and Directors. Neither Equilar nor Mercer has any authority, and the information received from these firms is utilized by our Human Resources Department and Nominating, Governance and Compensation Committee primarily for benchmarking purposes.

The data provided by Equilar and Mercer, as well as proxy statement compensation disclosures, are utilized by our Human Resources Department and our Nominating, Governance and Compensation Committee for comparative purposes and to establish benchmarks for various components of compensation for our employees, executive officers and Directors. The Committee also receives data regarding compensation trends, issues and recommendations from management, including Mr. Charles A. Mills, our Vice President-Human Resources and Security (who attends all Committee meeting general sessions).

Circumstances facing the drilling industry underscore the necessity of providing our employees at all levels compensation that will serve to attract and retain them during a period of significant industry expansion and severe shortages of experienced personnel. We expect to accept delivery and commence operations on the first of our four ENSCO 8500 Series® ultra-deepwater semisubmersible rigs during 2008, with the other three rigs following sequentially in 2009 and 2010. The effective and timely delivery, mobilization and startup of these rigs is of significant importance to the Company. Our deepwater rig fleet expansion will occur at a time when many newly constructed rigs will enter the marketplace, many of which are owned by relatively new companies that do not have a longstanding established operating history or a large number of experienced personnel. This is expected to result in increased competition for personnel and additional pressure on compensation at all levels.

Our industry is experiencing a shortage of experienced personnel because few individuals entered the drilling industry during the depressed periods of the 1980s and 1990s. The demand for personnel in our industry will also be compounded by the fact that many highly experienced employees in the industry are approaching retirement age. Under these circumstances, our Nominating, Governance and Compensation Committee recognizes the need to provide appropriate compensation and benefits to retain and attract employees at all levels.

During 2007, our Nominating, Governance and Compensation Committee focused upon the tight labor market and intense competition which exists in the drilling industry. Competition and compensation for skilled personnel are expected to increase further as new offshore rigs currently under construction enter the marketplace. A stated core value of the Company is to be “the employer of choice”, and the Committee urged management and our Human Resources Department to focus upon employee development and training as well as compensation and benefit programs that are designed to attract and retain personnel.

Our basic underlying philosophy for executive officer compensation is to utilize competitive performance-based compensation to attract, employ, retain and reward individuals capable of leading us to achieve our business objectives. The objectives include financial, operational and safety performance, preservation of a strong balance sheet, strategic and opportunistic enhancement of our asset base and positioning assets in markets that offer prospects for long-term growth in profitability, all of which we believe should serve to add stockholder value.

Overall operational efficiency and safety performance are among our core values and also are key business objectives. The accomplishment of these business objectives is measured against specific annual goals and published industry safety standards and serves as a means of determining performance-based compensation. Our executive compensation philosophy also includes the concept that bonus compensation should increase when we have strong financial performance and should decrease when we have weak financial performance.

Our Nominating, Governance and Compensation Committee conducted a comprehensive review of our compensation and benefits philosophy in 2004. This review resulted in development of the 2005 ENSCO Cash Incentive Plan (“ECIP”) and the 2005 Long-Term Incentive Plan (“LTIP”), both of which were approved by our stockholders at the 2005 Annual Meeting of Stockholders. Although there were no material changes to the ECIP, the LTIP or the executive compensation philosophy in 2006, the Committee approved several new performance-based and retentive compensation initiatives during this period which were designed to incentivize and retain senior field personnel in recognition of the highly competitive industry labor market.

Our Nominating, Governance and Compensation Committee continued to review and refine its compensation and benefits philosophy in respect of compensation and benefits at all levels throughout our Company during 2007. This included a comprehensive review of the performance measures for bonus awards under the ECIP and a review of the types and amounts of share-based equity to be awarded under the LTIP. In 2007, the Committee decided to award equity entirely in restricted stock to all LTIP participants except executive officers and managers at or above the General Manager level. This shift away from stock options resulted from a focus on the competitive forces facing our Company, including increased employee turnover and competitor compensation practices, and the belief that restricted stock constitutes the most effective use of equity to retain key management and supervisory personnel. Our adoption of FAS 123(R), which requires expense recognition of stock option awards, and a desire to optimize the effectiveness of share-based compensation were also factors in this decision.

Executive officer compensation is composed of three principal components: (1) base salary; (2) cash bonus; and (3) long-term incentives in the form of restricted stock and non-qualified stock options. Our Nominating, Governance and Compensation Committee endeavors to strike an appropriate balance between these three principal components for purposes of allocating between long-term and currently-paid compensation for executive officers, although total compensation is weighted more heavily on long-term incentives.

Our Nominating, Governance and Compensation Committee’s compensation philosophy generally designates the 50th percentile, or median, of the market as a target for the aggregate base salary, cash bonus and long-term incentives. For our executive officers, cash bonuses are based upon pre-determined targets. When the ECIP was established, the target bonuses were intended to approximate the 50th percentile of the market. In recent years, ECIP cash bonuses paid to our executive officers were generally below the 50th percentile of the market. To compensate for this difference, the Committee has awarded additional long-term incentives to approximate the 50th percentile of the market. Unlike several of our peer companies, our Company does not provide defined benefit retirement plans, significant perquisites or other benefits and compensatory arrangements.

In establishing, implementing and administering our executive compensation philosophy, our Nominating, Governance and Compensation Committee generally does not specifically consider amounts realizable from prior compensation, although such amounts are an inherent part of an overall subjective decision-making process. If the relevant performance measures utilized for a prior award or payment are restated or otherwise adjusted in a manner that would reduce the size of a prior award or payment, the Committee would consider adjusting or recovering such award or payment or otherwise reducing compensation in accordance with the terms of the underlying plans and applicable laws, rules and regulations, including the Sarbanes-Oxley Act of 2002 in the event of a restatement of our earnings.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to chief executive officers and the four other most highly-compensated officers, unless such compensation meets certain specific requirements. The Committee’s intent is to award compensation that will be deductible without limitation, where doing so will further the purposes of our executive compensation philosophy. The Committee will, however, take into consideration the various other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax-deductible.

Base Salary

Base salary is considered a critical component of compensation because it constitutes a current cash payment and reward to our employees at all levels and is essential to attract and retain qualified personnel, including executive officers. The appropriate establishment of this component relative to the marketplace is essential to enable us to attract and retain qualified individuals in the current competitive industry labor market. Our Nominating, Governance and Compensation Committee designates the 50th percentile of the market as a target for base salary because it generally believes our executive officers should receive a base salary which approximates the median of their counterparts in other drilling and oilfield service companies.

We compete with oilfield service companies and other industries or professions for executive level talent. Base salary for our executive officers is measured by reference to the median of a peer group of oilfield service companies approved by our Nominating, Governance and Compensation Committee. During 2007, our peer group companies were BJ Services Company, Cameron International Corporation, Diamond Offshore Drilling Incorporated, GlobalSantaFe Corporation, Noble Corporation, Oceaneering International Incorporated, Patterson-UTI Energy Incorporated, Pride International Incorporated, Rowan Companies Incorporated, Superior Energy Services, Inc., Tidewater Incorporated, Transocean Incorporated and Weatherford International, Ltd. To provide guidance to the Committee, comparative data are obtained from several sources, including Equilar, Mercer and proxy statements. Actual salaries are based on the Committee’s assessment of each executive officer’s overall contribution to the achievement of our business objectives as well as comparisons to similar positions in the peer group companies. The annual salaries paid to our most highly compensated principal executive officer, principal financial officer and three other executive officers (the “Named Executive Officers”) are reported below in the Summary Compensation Table.

ECIP Cash Bonus

The ECIP annual cash bonuses paid to our executive officers and other management personnel are based upon pre-determined goals. The ECIP was approved by our stockholders effective January 1, 2005. Stockholder approval was obtained to satisfy certain requirements of Section 162(m) of the Internal Revenue Code regarding executive compensation (see discussion above). Our Nominating, Governance and Compensation Committee believes that a significant portion of executive officer bonus compensation should be tied to the performance of the executives as a group as measured by pre-established financial and non-financial goals, including strategic team goals.

A primary objective of the ECIP is to create a strong link between annual cash bonuses and achievement of specific goals and objectives. Under the ECIP, executive officers and other management employees may receive an annual cash bonus based upon achievement of pre-established financial, safety performance and strategic team goals. In special circumstances, a discretionary award may be approved by the Committee. As described in the ECIP, the Committee’s authority to make discretionary awards primarily is intended to provide a means of redressing unanticipated inequities or to reward exemplary performance.

The ECIP uses performance bands to determine annual payments. For 2007, our Nominating, Governance and Compensation Committee approved three performance bands: a minimum threshold, a target and a maximum. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and the target and between the target and the maximum for each component. When the targets are achieved, ECIP cash bonus awards are intended to approximate the median of the peer group companies. When performance targets are not attained, the annual cash bonus awards are significantly reduced or eliminated.

During 2007, our Nominating, Governance and Compensation Committee conducted a comprehensive review of the ECIP performance goals. During the course of the review, the Committee considered incorporating peer company comparative performance measures into our financial goals. Following extensive analyses and deliberation, the Committee concluded that there are too many fundamental differences between the various peer companies in respect of rig fleets, geographical diversification, capital structure and other underlying factors that make relative performance measures impractical, and decided not to change the performance measures.

Our Nominating, Governance and Compensation Committee administered the ECIP bonus awards for 2007 through application of the pre-established performance measures. The bonus administration was largely formula-driven, based upon determination regarding achievement of pre-established financial, safety performance and strategic team goals.

In respect of the strategic team goals, the Nominating, Governance and Compensation Committee noted that the intention that ECIP bonuses could be as high as 200% of target was not achievable because the strategic team goals had initially been evaluated on a 0-100% basis. To address this matter while administering ECIP awards for the 2007 plan year, the Committee determined that the preliminary strategic team goal result calculations would be subjected to the same weighted average percentage that had been achieved for the financial and safety performance goals. This resulted in an adjustment of the strategic team goal achievement component of the overall bonus calculation from the initial 93% to 180.2%. In certain circumstances, the Committee determined that individual performance and contributions to the achievement of the strategic team goals did not warrant application of the formula-driven uplift factor. As administered, the Committee believes the 2007 ECIP bonus awards were in line with prevailing levels among our peer group of companies.

The 2007 ECIP financial, safety performance and strategic team goals, their target ranges and their possible payouts are as described in the Grants of Plan-Based Awards Table and accompanying footnotes. The actual amounts awarded for 2006 and 2007 are as disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The bases for establishment of the financial, safety performance and strategic team goals, and their associated target ranges are as described in the discussion under the Grants of Plan-Based Awards Table.

Long-Term Incentives

A longstanding objective of our Nominating, Governance and Compensation Committee has been to motivate, reward and retain our executive officers by means of equity compensation. Because the value of equity awards over time bears a direct relationship to our stock price, the Committee believes equity awards under the LTIP constitute an effective incentive to create long-term value for our stockholders. The compensation philosophy is to grant share-based awards to key personnel to instill stockholder perspective and values in their performance and to provide a strong retention element in overall compensation.

Both restricted stock and non-qualified stock option grants are used to motivate, reward and retain our executive officers and key employees through potential share value appreciation and equity accumulation. Equity accumulation is generally encouraged, and we adopted specific security ownership guidelines for our executive officers in 2007. The guidelines, which are included in the ENSCO Corporate Governance Policy, provide that each Named Executive Officer should hold a minimum of 10,000 shares of our stock upon becoming a Named Executive Officer and should hold a minimum of 20,000 shares after five years of continuous service as one of our Named Executive Officers.

The LTIP encourages participants to focus on our long-term performance and provides an opportunity for our executive officers and other key personnel to be aligned with stockholders through grants of restricted stock or stock options. Under the LTIP, equity awards are made annually by our Nominating, Governance and Compensation Committee based on a combination of competitive data and an evaluation of individual performance. In determining the awards, the Committee considers contributions, impact on long-term stockholder value and the need to provide a strong retentive component in executive officer and key employee compensation.

Our Nominating, Governance and Compensation Committee normally makes determinations regarding annual LTIP equity awards at its regular meeting held in May of each year. To provide a consistent approach to the timing of equity award issuance, the Committee has adopted a general policy of issuing annual equity on the first business day of each June. This policy was applied for the annual awards to our executive officers during 2007.

Our Nominating, Governance and Compensation Committee generally designates the median of the market as a target in respect of equity awards. In recent years, we have not paid cash bonuses to certain of our executive officers at or above the median of the market and, to compensate for this difference, the Committee has awarded additional long-term incentives to bring total compensation closer to the median of the market.

The annual LTIP equity awards issued to our executive officers and managers at or above the General Manager level on June 1, 2007 were composed of a combination of restricted stock and non-qualified stock options based on a three-to-one stock option to restricted stock ratio. The stock options vest at the rate of 25% each year over a four-year period and have a seven-year term. The annual restricted stock grants vest (restrictions lapse) at a rate of 20% each year over a five-year period. Consistent with our understanding of general practices, including practices of peer group companies, our unvested restricted shares bear dividends on the same basis as our outstanding common stock.

Our Nominating, Governance and Compensation Committee adopted a practice of granting special equity awards to officers and key employees who are newly-hired or promoted. During 2007, no such special awards were granted to any of our executive officers. All of the 2007 LTIP equity awards granted to our Named Executive Officers are reported in the Grants of Plan-Based Awards Table.

Other Executive Compensation Matters

We offer a variety of health and welfare and retirement savings programs to all eligible employees. Our executive officers and management generally are eligible for the same benefit programs on the same basis as our other domestic payroll employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. The health and welfare programs we offer include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.

Executive officers may participate on the same basis as other employees in the employee matching and profit sharing provisions of our defined savings plans on a tax-deferred basis. For 2007, the maximum total matching contribution available to executive officers and other employees who participated in the ENSCO Savings Plan (a qualified 401(k) plan) and the SERP was 5% of eligible salary.

Discretionary profit sharing contributions, which are directly aligned with our financial performance and profitability, amounted to 10% of eligible wages for executive officers and other employees in respect of 2007. The profit sharing awards are determined annually by our Board of Directors, based upon a recommendation from our Nominating, Governance and Compensation Committee. The annual profit sharing distributions generally are limited to the lesser of 4% of annual net income or 10% of eligible employee wages. The matching contributions and profit sharing awards to our Named Executive Officers are reported in the All Other Compensation column of the Summary Compensation Table.

Executive officers participate in the SERP and may elect to defer a portion of their base salary and/or annual cash bonus payments up to a percentage specified annually by our Nominating, Governance and Compensation Committee and ratified by our Board (50% for 2007). Executive officers who elect to defer compensation in the SERP must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The SERP is administered by a third party, and deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. Pursuant to a recent amendment of the SERP, which becomes effective June 1, 2008, investments may be made in funds or securities on a self-directed basis. Additional information regarding deferred compensation is reported below in the Non-Qualified Deferred Compensation Table.

Chief Executive Officer Compensation

The base salary of our Chief Executive Officer (“CEO”) is reviewed annually, consistent with our Nominating, Governance and Compensation Committee’s salary administration policy for all executive officers as discussed above. The Committee considers adjustments to base salary based upon a subjective evaluation of the CEO’s contributions to our progress in achieving certain business objectives and by reference to the median salary paid to Chief Executive Officers of the designated peer group of oilfield service companies.

Following a review of executive officer compensation trends and competitive data provided by Equilar and Mercer, our Nominating, Governance and Compensation Committee, in consultation with the independent Director members of the Board of Directors, approved a 10% increase in Mr. Rabun’s salary as our CEO from $750,000 to $825,000 effective July 1, 2007. The Committee believed the salary increase was appropriate in recognition of the performance achieved and to bring the CEO’s salary to the median range of Chief Executive Officers in the peer group companies.

In accordance with the terms of the ECIP, Mr. Rabun was awarded a cash bonus of $1,119,448 in 2008 relative to 2007 performance. This was composed of $705,942 based on achievement of financial performance measures, $319,026 based on strategic team goals and $94,480 based on achievement of safety performance measures. Pursuant to the LTIP, Mr. Rabun received an award of 41,665 restricted shares and 125,000 non-qualified stock options in 2007, as more fully described below in the Grants of Plan-Based Awards Table. This annual equity award was recommended by the Nominating, Governance and Compensation Committee and approved following consultation with the independent Directors on May 22, 2007. The equity award was issued on June 1, 2007, the first business day of the month following the approval date. The stock option exercise price was based upon the closing market price on June 1, 2007.

Mr. Rabun’s 2007 equity award was based on our Nominating, Governance and Compensation Committee’s assessment of his contributions to our current position and his role in our strategic positioning to enhance future stockholder value. The Committee estimates this equity award will place the CEO’s 2007 total direct compensation between the median and 75th percentile range of Chief Executive Officers in the peer group companies.

In evaluating 2007 CEO performance and setting Mr. Rabun’s overall compensation, our Nominating, Governance and Compensation Committee, in consultation with our independent Directors, considered several performance related factors including Mr. Rabun’s success in managing our general business as our new CEO, his participation in orderly management transition and his contributions in management of our assets and human resources with a strategic focus.

Our independent Directors believe our Chief Executive Officer’s compensation should be subject to their review and concurrence or approval. Accordingly, during March 2008 the Board approved the Nominating, Governance and Compensation Committee’s proposal to amend the Committee Charter so as to provide that recommendations for CEO compensation shall be developed by the Committee, presented to the independent Directors in executive session, and approved by the Committee following consultation with and concurrence by the independent Directors.

Employment Contracts, Termination of Employment Arrangements and Potential Post-Termination Payments

Although we have not generally entered into employment, severance or change-in-control agreements with our executive officers, our Board of Directors and its Nominating, Governance and Compensation Committee deemed it appropriate to enter into such agreements in connection with succession planning activities involving the initial employment of Mr. Rabun and the promotion of Mr. Chadwick. During 2006, Mr. Rabun joined us as President and a Director with the expectation that he would succeed Mr. Thorne as our Chief Executive Officer on January 1, 2007. Also in connection with succession planning, the Committee and our

Board approved promotion of Mr. Chadwick to his current position as Executive Vice President and Chief Operating Officer effective January 1, 2006. In conformity with current compensation trends and practices, as reported by Mercer, the Committee and Board authorized contracts with Messrs. Rabun and Chadwick as described below.

On February 6, 2006, we entered into an employment offer letter agreement with Mr. Rabun in connection with his election as our President and appointment as a member of our Board of Directors effective March 20, 2006. Under the agreement, Mr. Rabun’s initial annual base salary was set at $750,000, subject to annual review and adjustment. The agreement provided that he was eligible to receive an annual ECIP bonus for 2006 based upon performance against pre-established goals. Mr. Rabun also was granted 75,000 shares of restricted stock and options to purchase 100,000 shares of our stock with an exercise price of $47.12 per share, equal to the market value on March 20, 2006, the date Mr. Rabun’s employment commenced (“Initial Grants”). The Initial Grants are reported in the Outstanding Equity Awards at Fiscal Year-End Table. Pursuant to the agreement, Mr. Rabun was not eligible for an annual equity award in 2006.

In order to offset loss of certain retirement entitlements attendant to his former position, we made a cash contribution of $1,100,000 to Mr. Rabun’s SERP account as an employer discretionary contribution upon commencement of his employment pursuant to the agreement. This contribution was fully vested on the date of the contribution. The agreement also provides that Mr. Rabun will receive other benefits generally available to our executive officers and credits him with six years of prior service for purposes of determining Normal Retirement Age under the terms of the LTIP.

Under the agreement, Mr. Rabun will be entitled to a severance payment of two times his most recent base salary and target bonus as well as immediate vesting of 20% of the Initial Grants if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause (“for cause”) or he voluntarily terminates his employment for “good reason”. Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Rabun will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards.

The severance protections described above will apply for the initial four years of Mr. Rabun’s employment and will renew annually thereafter unless terminated in writing by us with at least one-year prior notice. The table below summarizes Mr. Rabun’s estimated severance entitlement (assuming that a triggering event took place on December 31, 2007, and the price per share of our common stock was the closing market price of $59.62 on that date).

Daniel W. Rabun

Estimated Severance for Involuntary

or Good Reason Termination

Base Salary as of December 31, 2007	Target Bonus as of December 31, 2007	Initial Grants and Awards
		Restricted Stock	Options	Total
		75,000 shares	100,000 shares
$825,000	$590,500	x 20% = 15,000	x 20% = 20,000

x 2	x 2	x $59.62	x $12.50*

$1,650,000	$1,181,000	$894,300	$250,000	$3,975,300

Estimated Severance for Actual or Constructive Termination

Following a Change in Control

Base Salary as of December 31, 2007	Target Bonus as of December 31, 2007	Grants and Awards
		Restricted Stock	Options	Total
		106,665 shares	200,000 shares
$825,000	$590,500	x 100% = 106,665	x 100% = 200,000

x 3	x 3	x $59.62	x $4.69**

$2,475,000	$1,771,500	$6,359,400	$938,000	$11,543,900

*	Closing market price of $59.62 less the option exercise price of $47.12

**	This amount represents the weighted average intrinsic value of Mr. Rabun’s 200,000 options based on the closing market price of $59.62.

On March 1, 2006, we entered into a letter agreement with Mr. Chadwick, our Executive Vice President and Chief Operating Officer. The agreement provided that Mr. Chadwick will be entitled to a severance payment of two times his most recent base salary and target bonus if he is involuntarily terminated other than by reason of gross negligence, malfeasance, breach of fiduciary duty or similar cause (“for cause”). Separately, in the event of an actual or constructive termination other than “for cause” within two years following a change in control, Mr. Chadwick will be entitled to three times his most recent base salary and target bonus, as well as full vesting of outstanding equity awards.

The severance protections described above will apply for four years following Mr. Chadwick’s appointment to serve as Executive Vice President and Chief Operating Officer, which was effective January 1, 2006, and will renew annually thereafter unless terminated in writing by us with at least one-year prior notice. The table below summarizes Mr. Chadwick’s estimated severance entitlement (assuming that a triggering event took place on December 31, 2007, and the price per share of our common stock was the closing market price of $59.62 on that date).

William S. Chadwick, Jr.

Estimated Severance for Involuntary

or Good Reason Termination

Base Salary as of December 31, 2007	Target Bonus as of December 31, 2007	Total
$517,000	$283,400
x 2	x 2

$1,034,000	$566,800	$1,600,800

Estimated Severance for Actual or Constructive Termination

Following a Change in Control

Base Salary as of December 31, 2007	Target Bonus as of December 31, 2007	Outstanding on December 31, 2007
		Restricted Stock	Options	Total
		70,814 shares	160,000 shares
$517,000	$283,400	x 100% = 70,814	x 100% = 160,000

x 3	x 3	x $59.62	x $11.57*

$1,551,000	$850,200	$4,221,900	$1,851,200	$8,474,300

*	This amount represents the weighted average intrinsic value of Mr. Chadwick’s 160,000 options based on the closing market price of $59.62.

On February 28, 2007, we entered into a Retirement Agreement with Mr. Carl F. Thorne, who relinquished his position as our Chief Executive Officer effective as of December 31, 2006. The Retirement Agreement generally provided that Mr. Thorne would continue to serve as our employee, non-executive Chairman and a member of our Board of Directors until his retirement and resignation on May 22, 2007.

Our Board of Directors, in consultation with our Nominating, Governance and Compensation Committee and outside advisors, carefully considered transition roles and a compensation package for Mr. Thorne that would reflect market practices in similar situations and would facilitate an orderly transition of his responsibilities with the intention of according him fair, reasonable and customary cash and equity compensation for his retirement to reflect (i) Mr. Thorne’s outstanding service as our longstanding CEO and his major impact on our development, (ii) his contributions to, and facilitation of, the orderly transition of the Chief Executive Officer responsibilities and (iii) his continued assistance by agreeing to provide consulting services to us for the benefit of the new Chief Executive Officer and our Board of Directors. In consideration of the benefits accorded to him by the Retirement Agreement, Mr. Thorne has agreed not to compete with us for a period of three years following his retirement.

Under the Retirement Agreement, Mr. Thorne continued to receive a monthly salary of $70,200 until his retirement. In addition, Mr. Thorne received a bonus of $901,311 for the year ending December 31, 2006 in accordance with the terms of the ECIP and the Retirement Agreement. Immediately prior to his retirement and subject to certain specified conditions, Mr. Thorne received a grant of 92,000 shares of restricted stock under the LTIP. The Retirement Agreement generally provided that such restricted stock would be granted upon such terms as shall be determined by our Nominating, Governance and Compensation Committee in consultation with our independent Directors and that one-third of such restricted stock would vest upon each of the first three anniversaries of the date of Mr. Thorne’s retirement or, if earlier, upon Mr. Thorne’s death or Permanent and Total Disability or a Change in Control (both as defined in the LTIP) and shall otherwise be granted upon terms generally consistent with other grants of restricted stock.

The Retirement Agreement also provided that our Nominating, Governance and Compensation Committee would exercise its discretion pursuant to the provisions of the ENSCO 1998 Incentive Plan (the “1998 Incentive Plan”) to take such action as is necessary to vest all unvested stock options and restricted stock previously granted to Mr. Thorne under the 1998 Incentive Plan so that Mr. Thorne would receive the same entitlements upon retirement as would be available under the terms of the LTIP, thereby fully vesting all unvested stock options and restricted stock of Mr. Thorne and generally enabling Mr. Thorne to exercise all outstanding options issued to him under the 1998 Incentive Plan through the remaining term thereof.

In accordance with the terms of the ECIP and his Retirement Agreement, Mr. Thorne was awarded a cash bonus of $901,311 in 2007 relative to 2006 performance. This was composed of $674,760 based on achievement of financial performance measures, $175,438 based on achievement of strategic team goals and $51,113 based on achievement of safety performance measures. In evaluating 2006 performance and setting the incentive bonus, our Nominating, Governance and Compensation Committee recognized Mr. Thorne’s success in managing our general business during a year of record financial results, his participation in orderly management succession planning and his contributions in management of our assets and human resources.

Pursuant to the LTIP, Mr. Thorne received an award of 138,000 non-qualified stock options and 46,000 restricted shares in 2006. Under the LTIP, equity awards fully vest upon retirement following achievement of Normal Retirement Age, which is defined as 65 years of age with at least 20 years of credited service with ENSCO. Mr. Thorne met the Normal Retirement Age criteria on May 22, 2007, and retired on that date.

The Retirement Agreement further provided that Mr. Thorne would serve as our independent consultant for the twelve-month period following his retirement, for which we would pay him a monthly retainer fee of $70,200. Mr. Thorne agreed to provide such consulting services as an independent contractor and not as our employee. Accordingly, he does not have any power or authority to contract or otherwise create any liability or obligation on our behalf and is not entitled to participate in any of our insurance, benefit, health or welfare plans except as provided under the health benefit provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Additionally, from the May 22, 2007 date Mr. Thorne vacated an office in our corporate headquarters until May 31, 2008, we are obligated to pay him an allowance of $10,000 per month for the purposes of obtaining and staffing any required office.

We have not entered into any employment or severance agreements with our other executive officers.

Retirement and Other Benefits

All full-time employees in the United States are eligible to participate in the ENSCO Savings Plan. Executive officers and other key personnel are entitled to participate in the SERP. We do not have a pension plan for our executive officers or other employees in the United States.

Perquisites and Other Personal Benefits

In conformity with our Nominating, Governance and Compensation Committee’s conservative philosophy, our executive officers only receive limited perquisites involving items such as wholly or partially paid club memberships and, on the same basis as other employees in the corporate headquarters, subsidized office parking. Our executive officers are eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other domestic payroll employees.

On May 30, 2007, we entered into a Tax Payment Compensatory Agreement with Mr. Paul Mars, President of ENSCO Offshore International Company, a wholly-owned international offshore operating subsidiary. The Agreement with Mr. Mars, a Named Executive Officer, was entered into following approval by the Nominating, Governance and Compensation Committee and was intended to address allocation of responsibility for foreign taxation due in respect of income derived from our equity awards in prior years when Mr. Mars was employed by the Company in the United Kingdom (“UK”).

Pursuant to the agreement we paid taxation authorities in the UK approximately $860,000 for taxes due in respect of income of Mr. Mars derived from or attributed to certain Company stock options and restricted stock (the “Equity Awards”) in connection with his prior employment with us in the UK. Before we made this payment, Mr. Mars paid us $560,774 in full and final settlement and complete satisfaction of his obligations to us in respect of taxation associated with the Equity Awards. In consideration of his payment, we agreed to satisfy his tax obligation in the UK and to hold harmless, defend, release and indemnify Mr. Mars from and against any and all claims and liabilities which may be imposed upon him in respect of taxation upon the Equity Awards, including any resulting imputed income by reason of the agreement.

In the event all or part of the difference in the amount we paid to the UK taxation authorities and the amount paid to the Company by Mr. Mars was deemed to constitute taxable income to Mr. Mars, the agreement provided that the indemnification payment for taxes due in respect of such income shall be fully grossed-up, so that the net effect of any such deemed income upon Mr. Mars is tax neutral. We paid a total of $468,272 to satisfy this obligation, consisting of the portion of our $860,000 payment to tax authorities in the UK not reimbursed by Mr. Mars and an additional tax gross-up payment. This amount is included in the All Other Compensation column of the Summary Compensation Table.

As a separate matter, Mr. Mars was previously transferred to our U.S. headquarters from his point of origin in the UK and was thus entitled to Company paid relocation of his personal effects. Such relocation expenses paid in 2007 amounted to $45,957, composed of $29,206 for relocation expenses relating to Mr. Mars’ planned return to Europe upon retirement and $16,751 for a tax gross-up on that payment. The total amount is included in the All Other Compensation column of the Summary Compensation Table.

Compensation of Management

Summary Compensation Table

The table below summarizes the total compensation earned by each of our Named Executive Officers for the fiscal years ended December 31, 2007 and 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel W. Rabun	2007	$787,500	$711,766	$771,290	$1,119,448	$133,382	$3,523,386
Chairman, President and Chief Executive Officer, Director	2006	$591,346	$368,600	$347,237	$675,983	$1,193,348	$3,176,514
William S. Chadwick, Jr.	2007	$499,500	$501,768	$948,376	$537,259	$89,555	$2,576,458
Executive Vice President and Chief Operating Officer	2006	$471,001	$324,571	$861,501	$408,089	$81,656	$2,146,818
Paul Mars	2007	$348,400	$381,547	$662,668	$371,001	$555,987	$2,319,603
President – ENSCO Offshore International Company	2006	$317,521	$259,467	$577,705	$298,781	$40,389	$1,493,863
James W. Swent III	2007	$372,750	$368,686	$689,830	$371,001	$69,184	$1,871,451
Senior Vice President – Chief Financial Officer	2006	$338,701	$241,519	$607,133	$298,781	$62,835	$1,548,969
Phillip J. Saile	2007	$364,000	$220,752	$465,438	$319,872	$64,992	$1,435,054
Senior Vice President – Operations

(1)	The amounts disclosed in this column include amounts deferred under the ENSCO Savings Plan and SERP (as disclosed in the Non-Qualified Deferred Compensation Table).

(2)	The amounts disclosed in this column represent compensation expense recognized in our consolidated financial statements in accordance with the fair value recognition provisions of FAS 123(R) for restricted stock awards. Compensation expense for restricted stock awards is measured using the market value of the common stock on the date of grant as described in Note 7 to our December 31, 2007 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008.

(3)	The amounts disclosed in this column represent compensation expense recognized in our consolidated financial statements in accordance with the provisions of FAS 123(R) for non-qualified stock option awards. The fair value of each non-qualified stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Assumptions used in this model are included in Note 7 to our December 31, 2007 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008.

(4)	The amounts disclosed in this column represent the bonuses awarded for the 2006 and 2007 plan year pursuant to the ECIP (as discussed following the Grants of Plan-Based Awards Table). Such bonuses were awarded and paid in the first quarter of the following year based upon the achievement of pre-determined financial, safety performance and strategic team goals during the plan year. The amounts disclosed in this column include amounts voluntarily deferred under the SERP as follows: Mr. Rabun $559,724 and Mr. Swent $92,750.

(5)	See All Other Compensation Table.

Base salary for our executive officers is set relative to the median of a peer group of oilfield service companies approved by our Nominating, Governance and Compensation Committee. Our 2007 peer group companies are described in the Compensation Discussion and Analysis, under the heading “Base Salary”. Actual salaries are based on the Committee’s assessment of each executive’s overall contribution to the achievement of our business objectives as well as comparisons to similar positions in the peer group companies.

As described above in the Compensation Discussion and Analysis under the heading “Employment Contracts, Termination of Employment Arrangements and Potential Post-Termination Payments”, we entered into an employment offer letter agreement with Mr. Rabun, a letter agreement with Mr. Chadwick and a retirement agreement with Mr. Thorne.

In addition, as described above in the Compensation Discussion and Analysis under the heading “Perquisites and Other Personal Benefits”, on May 30, 2007 we entered into a Tax Payment Compensatory Agreement with Mr. Mars.

We have not entered into any other employment, severance or other individual compensatory agreements with our executive officers.

All Other Compensation Table

The table below summarizes premiums paid for group term life insurance, contributions to various benefit plans we sponsor and other payments (see notes) for the fiscal year ended December 31, 2007:

All Other Compensation Table

For the Year Ended December 31, 2007

Name	Group Term Life Insurance(1)	ENSCO Savings Plan(2)	Profit Sharing Plan(3)	SERP(4)	Dividends On Non-Vested Restricted Stock Awards(5)	Other(6)(7)	Total All Other Compen- sation
Daniel W. Rabun	$5,382	$11,250	$78,750	$28,125	$9,875	$-	$133,382
William S. Chadwick, Jr.	$7,385	$11,250	$49,951	$13,725	$7,244	$-	$89,555
Paul Mars	$2,421	$11,250	$22,500	$-	$5,587	$514,229	$555,987
James W. Swent III	$7,446	$11,250	$37,276	$7,387	$5,825	$-	$69,184
Phillip J. Saile	$7,266	$11,250	$36,401	$6,950	$3,125	$-	$64,992

(1)	The amounts disclosed in this column represent the group term life insurance premiums paid for each Named Executive Officer.

(2)	The amounts disclosed in this column represent the maximum allowable portion of our matching contributions paid into each Named Executive Officer’s ENSCO Savings Plan account.

(3)	The amounts disclosed in this column represent our profit sharing contributions for 2007 paid into each Named Executive Officer’s ENSCO Savings Plan and/or SERP account during the first quarter of 2008.

(4)	The amounts disclosed in this column represent matching contributions paid into each Named Executive Officer’s SERP account.

(5)	The amounts disclosed in this column represent the dividends earned and paid on each of the Named Executive Officer’s non-vested restricted stock as of the record date for each quarterly dividend during 2007.

(6)	The amount disclosed in this column includes $468,272 associated with the Company’s payment of taxes due in respect of income of Mr. Mars from previously granted stock options and restricted stock pursuant to a Tax Payment Compensatory Agreement.

(7)	The amount disclosed in this column includes $45,957 relating to relocation expenses paid in 2007 for Mr. Mars, who previously was transferred to our U.S. headquarters from his point of origin in the UK and was thus entitled to Company paid relocation of his personal effects. The amount was composed of $29,206 for relocation expenses relating to Mr. Mars’ planned return to Europe upon retirement and $16,751 for a tax gross-up on that payment.

Grants of Plan-Based Awards Table

The table below summarizes the estimated future payouts pursuant to the ECIP and information regarding grants of restricted stock and non-qualified stock options for the fiscal year ended December 31, 2007, and provides additional information about plan-based compensation disclosed in the Summary Compensation Table:

Grants of Plan-Based Awards Table

For the Year Ended December 31, 2007

							All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise Or Base Price of Option Awards ($/Sh)(6)	Closing Price on Grant Date ($/Sh)	Stock Awards ($)(7)	Option Awards ($)(8)

				Estimates Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)(3)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)
Daniel W. Rabun	6/1/2007	(9)	5/22/2007				41,665	125,000	$60.74	$60.74	$2,530,732	$2,566,900
	n/a		n/a	$31,000	$620,000	$1,240,000

William S. Chadwick, Jr.	6/1/2007	(9)	5/22/2007				16,665	50,000	$60.74	$60.74	$1,012,232	$1,026,760
	n/a		n/a	$14,880	$297,600	$595,200

Paul Mars	6/1/2007	(9)	5/22/2007				11,665	35,000	$60.74	$60.74	$708,532	$718,732
	n/a		n/a	$10,275	$205,500	$411,000

James W. Swent III	6/1/2007	(9)	5/22/2007				13,335	40,000	$60.74	$60.74	$809,968	$821,408
	n/a		n/a	$10,275	$205,500	$411,000

Phillip J. Saile	6/1/2007	(9)	5/22/2007				11,665	35,000	$60.74	$60.74	$708,532	$718,732
	n/a		n/a	$10,275	$205,500	$411,000

(1)	The amounts in this column represent the estimated future payouts under the ECIP for the 2008 plan year as approved by the Nominating, Governance and Compensation Committee in November 2007. The actual amounts earned in respect of 2007 were awarded and paid during the first quarter of 2008 as disclosed under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The ECIP performance measures, actual results and possible payouts for the 2007 plan year are as disclosed in Note (3).

(2)	Under the ECIP, our executive officers and other management employees may receive an annual cash bonus based upon achievement of pre-determined financial, safety performance and strategic team goals. The ECIP uses performance bands to determine annual payments. In November 2007, our Nominating, Governance and Compensation Committee approved three performance bands: a minimum threshold, a target and a maximum for our executive officers for the 2008 plan year. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and maximum for each component.

For the 2008 plan year, the ECIP performance measures for the executive officers consist of Earnings Per Share (“EPS”), Return on Net Assets Employed Before Interest and Taxes (“RONAEBIT”), Total Recordable Incident Rate (“TRIR”) and Strategic Team Goals (“STG”). RONAEBIT shall be calculated as Operating Income divided by Net Assets Employed. Net Assets Employed shall be calculated as average Total Assets less cash and cash equivalents, short-term investments and non-interest bearing liabilities except for accrued interest and ECIP obligation. The ECIP performance measures for 2008 have the weighting and minimum thresholds, targets and maximums as follows:

2008 ECIP PERFORMANCE MEASURES

Financial Performance Measures	Weighting	Minimum Threshold	Target	Maximum

EPS	30%	$0.40	$5.40	$7.65

RONAEBIT	30%	5%	18%	35%

Safety Measures

Safety (TRIR)	10%	1.14	1.00	0.80

Strategic Team Goals

STG	30%	0%	100%	200%

TOTAL AWARD	100%

The minimum threshold, target and maximum amounts are based on each executive officer’s current position. These amounts are established by reference to the mid-point salary range for each position and are not directly affected by actual current or future salaries of each executive officer. In special circumstances, a discretionary award may be approved by the Committee. As described in the ECIP, the Committee’s authority to make discretionary awards primarily is intended to provide a means of redressing unanticipated inequities or to reward exemplary performance.

(3)	In November 2006, the Nominating, Governance and Compensation Committee approved financial, safety performance and strategic team goals for our executive officers for the 2007 plan year. For the 2007 plan year, the ECIP performance measures and actual results for the executive officers were as follows:

2007 ECIP PERFORMANCE MEASURES

Financial Performance Measures	Weighting	Minimum Threshold	Target	Maximum	Actual Results	% of Target Achieved*

EPS	30%	$0.40	$5.40	$6.75	$6.73	198.5%

RONAEBIT	30%	5%	16%	34%	36.5%	200.0%

Safety Measures

2007 Safety (TRIR)	10%	1.14	1.00	0.75	0.85	160.0%

Strategic Team Goals

STG	30%	0%	100%	200%	180.2%	180.2%

TOTAL AWARD	100%					189.6%

*	The Committee set a maximum percentage target achievement of 200% for 2007.

The resulting minimum threshold, target and maximum estimated possible payouts for our Named Executive Officers for the 2007 plan year were as follows:

	Minimum Threshold	Target	Maximum
Dan W. Rabun	$29,525	$590,500	$1,181,000
William S. Chadwick, Jr.	$14,170	$283,400	$566,800
Paul Mars	$9,785	$195,700	$391,400
James W. Swent III	$9,785	$195,700	$391,400
Phillip J. Saile	$9,785	$195,700	$391,400

(4)	The amounts disclosed in this column reflect the number of shares of restricted stock granted to each Named Executive Officer pursuant to the LTIP.

(5)	The amounts disclosed in this column reflect the number of shares of non-qualified stock options granted to each Named Executive Officer pursuant to the LTIP.

(6)	The exercise price of the non-qualified stock options was based upon the closing price on the grant date.

(7)	The amounts disclosed in this column represent the aggregate FAS 123(R) grant date fair value of the restricted stock awards granted to each Named Executive Officer.

(8)	The amounts disclosed in this column represent the aggregate FAS 123(R) grant date fair value of the non-qualified stock options granted to each Named Executive Officer.

(9)	The annual LTIP equity awards granted to executive officers and managers at or above the General Manager level on June 1, 2007 were composed of a combination of non-qualified stock options and restricted stock awards based on a 3-to-1 stock option to restricted stock ratio.

The ECIP uses performance bands to determine annual payments. For the 2008 plan year, our Nominating, Governance and Compensation Committee approved three performance bands: a minimum threshold, a target and a maximum. If the minimum threshold for the fiscal year is not met, no bonus will be paid for that component. Payments are prorated for performance between the minimum threshold and maximum for each component.

The ECIP performance goals were established by our Nominating, Governance and Compensation Committee by reference to a historical average utilizing results from 1997-2007, disregarding the highest and lowest years. This process considers the volatility of our industry and is designed to support the Committee’s executive compensation philosophy. EPS performance targets are developed in advance of each plan year, and generally are based upon the adjusted historical average. The RONAEBIT targets are based on a similar historical average. RONAEBIT is a ratio that targets profitability while fostering cash generation and effective balance sheet management. TRIR is the annual industry standard safety measure reported by the International Association of Drilling Contractors.

The strategic team goals for executive officers are established by our Nominating, Governance and Compensation Committee prior to the beginning of each year. For 2008, the strategic team goals address the following five objectives, with weight assigned to each item as indicated:

Operational Excellence    (Weighting: 25%)

Enhance operational excellence by (1) uniformly complying with a consistent, fleet-wide Safety Management System, (2) systematically auditing operations to monitor results and foster continuous improvement and (3) maintaining a high level of operating efficiency in order to minimize downtime and enhance customer satisfaction.

ENSCO 8500 Series® Project    (Weighting: 25%)

Effectively execute all aspects of the Company’s deepwater semisubmersible fleet project, including rig construction, marketing and staffing.

Leadership and Strategic Issues    (Weighting: 16.6%)

Strategically allocate assets to new customers in existing and new markets offering long-term work opportunities.

Human Resources    (Weighting: 16.6%)

Successfully attract, develop, motivate and retain employees to ensure that Company goals and objectives are met in a cost-effective manner as measured by key performance indicators and competitive survey data.

Systems    (Weighting: 16.6%)

Develop value-adding programs, processes and tools that (1) drive global standardization and consistency, (2) enhance organizational efficiency and effectiveness and (3) promote action, follow-up and continuous improvement.

The achievement of each of the strategic team goals will be measured by an assessment made by our Nominating, Governance and Compensation Committee following the end of the 2008 fiscal year. The ECIP cash bonus awards relative to 2008 performance will be paid to the executive officers in 2009. Based upon trends in our financial performance, it is likely that the minimum financial goals will be met. Determinations cannot be made at this time regarding the likelihood of achieving the safety performance or strategic team goals.

Our Nominating, Governance and Compensation Committee normally makes determinations regarding annual LTIP equity awards at its regular meeting held in May of each year. To provide a consistent approach to the timing of equity award issuance, the Committee has adopted a general policy of issuing annual equity on the first business day of each June. This policy was applied for the annual awards to our executive officers during 2007.

The annual LTIP equity awards granted to our executive officers and managers at or above the General Manager level on June 1, 2007 were composed of a combination of restricted stock and non-qualified stock options awards based on a three-to-one stock option to restricted stock ratio. The stock options vest at the rate of 25% each year over a four-year period and generally have a seven-year validity. The annual restricted stock grants vest (restrictions lapse) at a rate of 20% each year over a five-year period. The 2007 LTIP equity awards granted to our Named Executive Officers are reported in the Grants of Plan-Based Awards Table.

Our Nominating, Governance and Compensation Committee also has adopted a practice of granting special equity awards in respect of officers and key employees who are newly-hired or promoted. During 2006, such special awards were granted to Mr. Rabun in connection with his appointment to serve on our Board of Directors and election as President, and to Messrs. Chadwick and Mars in recognition of promotions to their current positions. No such awards were granted to our executive officers in 2007.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding the number of unexercised stock options segregated by those that were exercisable and those that were unexercisable at December 31, 2007, and the number and amount of restricted share awards that have not vested at December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End Table

For the Year Ended December 31, 2007

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Daniel W. Rabun	25,000	75,000	(1)	$47.120	3/20/2013	106,665	(2)	$6,359,367
	-	125,000	(3)	$60.740	6/1/2014

William S. Chadwick, Jr.	-	17,500	(4)	$27.315	8/17/2009	70,814	(5)	$4,221,931
	-	17,500	(6)	$33.545	6/1/2012
	-	31,875	(7)	$46.240	2/27/2013
	-	43,125	(8)	$50.280	6/1/2013
	-	50,000	(9)	$60.740	6/1/2014

Paul Mars	-	12,500	(10)	$27.315	8/17/2009	54,622	(11)	$3,256,564
	-	12,500	(12)	$33.545	6/1/2012
	-	26,250	(13)	$46.240	2/27/2013
	-	26,250	(14)	$50.280	6/1/2013
	-	35,000	(15)	$60.740	6/1/2014

James W. Swent III	7,500	17,500	(16)	$27.315	8/17/2009	57,167	(17)	$3,408,297
	7,500	15,000	(18)	$33.545	6/1/2012
	8,750	26,250	(19)	$50.280	6/1/2013
	-	40,000	(20)	$60.740	6/1/2014

Phillip J. Saile	-	17,500	(21)	$27.315	8/17/2009	31,665	(22)	$1,887,867
	7,500	22,500	(23)	$50.280	6/1/2013
	-	35,000	(24)	$60.740	6/1/2014

(1)	25,000 Options vest annually until 3/20/2010, except as may be deferred under the plan.

(2)	5,000 Shares vest annually until 3/20/2011; 5,000 Shares vest annually until 3/20/2016; and 8,333 Shares vest annually until 6/01/2012, except as may be deferred under the plan.

(3)	31,250 Options vest annually until 6/01/2011, except as may be deferred under the plan.

(4)	17,500 Options vest annually until 8/17/2008, except as may be deferred under the plan.

(5)	4,000 Shares vest annually until 11/14/2013; 1,750 Shares vest annually until 6/01/2010; 1,063 Shares vest annually until 2/27/2016; 3,833 Shares vest annually until 6/01/2011; and 3,333 Shares vest annually until 6/01/2012, except as may be deferred under the plan.

(6)	8,750 Options vest annually until 6/1/2009, except as may be deferred under the plan.

(7)	10,625 Options vest annually until 2/27/2010, except as may be deferred under the plan.

(8)	14,375 Options vest annually until 6/1/2010, except as may be deferred under the plan.

(9)	12,500 Options vest annually until 6/01/2011, except as may be deferred under the plan.

(10)	12,500 Options vest annually until 8/17/2008, except as may be deferred under the plan.

(11)	1,000 Shares will vest annually until 7/01/2008; 1,500 Shares will vest annually until 5/12/2013; 2,000 Shares will vest annually until 11/14/2013; 1,250 Shares will vest annually until 6/01/2010; 875 Shares will vest annually until 2/27/2016; 2,333 Shares will vest annually until 6/01/2011; and 2,333 Shares vest annually until 6/01/2012, except as may be deferred under the plan.

(12)	6,250 Options vest annually until 6/01/2009, except as may be deferred under the plan.

(13)	8,750 Options vest annually until 2/27/2010, except as may be deferred under the plan.

(14)	8,750 Options vest annually until 6/01/2010, except as may be deferred under the plan.

(15)	8,750 Options vest annually until 6/01/2011, except as may be deferred under the plan.

(16)	17,500 Options vest annually until 8/17/2008, except as may be deferred under the plan.

(17)	5,000 Shares vest annually until 7/28/2013; 1,500 Shares vest annually until 6/01/2010; 2,333 Shares vest annually until 6/01/2011; and 2,667 Shares vest annually until 6/01/2012, except as may be deferred under the plan.

(18)	7,500 Options vest annually until 6/01/2009, except as may be deferred under the plan.

(19)	8,750 Options vest annually until 6/01/2010, except as may be deferred under the plan.

(20)	10,000 Options vest annually until 6/01/2011, except as may be deferred under the plan.

(21)	17,500 Options vest annually until 8/17/2008, except as may be deferred under the plan.

(22)	2,000 Shares vest annually until 11/14/2013; 2,000 Shares vest annually until 6/1/2011; and 2,333 Shares vest annually until 6/01/2012, except as may be deferred under the plan.

(23)	7,500 Options vest annually until 6/01/2010, except as may be deferred under the plan.

(24)	8,750 Options vest annually until 6/01/2011, except as may be deferred under the plan.

Option Exercises and Stock Vested Table

The following table sets forth information regarding aggregate stock option exercises during the year ended December 31, 2007 and aggregate restricted stock awards that vested during the year ended December 31, 2007:

Option Exercises and Stock Vested Table

For the Year Ended December 31, 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel W. Rabun	-	$-	10,000	$531,050
William S. Chadwick, Jr.	65,000	$1,571,678	10,646	$608,601
Paul Mars	45,000	$995,646	8,958	$516,135
James W. Swent III	60,000	$1,701,385	8,833	$536,701
Phillip J. Saile	57,500	$1,625,150	4,000	$230,120

Non-Qualified Deferred Compensation Table

Our executive officers participate in the SERP and may elect to defer a portion of their base salary and/or annual cash bonus payments up to a percentage specified annually by our Nominating, Governance and Compensation Committee and ratified by our Board (50% for 2007). Executive officers who elect to defer compensation in the SERP must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The SERP is administered by a third party, and deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. The following table sets forth information regarding the activity in each Named Executive Officer’s SERP account for the year ended December 31, 2007:

Non-Qualified Deferred Compensation Table

For the Year Ended December 31, 2007

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)
Daniel W. Rabun	$718,929	$87,104	$252,902	-	$2,480,385
William S. Chadwick, Jr.	$88,359	$38,753	$85,391	-	$886,993
Paul Mars	-	-	-	-	-
James W. Swent III	$161,636	$19,184	$40,307	-	$420,455
Phillip J. Saile	$27,221	$19,218	$71,968	-	$695,322

(1)	The amounts disclosed in this column are also reported in the “Salary” or “Non-Equity Incentive Plan Compensation” column for each of the Named Executive Officers in the Summary Compensation Table.

(2)	The amounts disclosed in this column are also disclosed in the “All Other Compensation” column of the Summary Compensation Table and are further described in the All Other Compensation Table.

(3)	The amounts disclosed in this column represent earnings on invested funds in each Named Executive Officer’s individual SERP account. The SERP is administered by a third party, and deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. There were no above-market or preferential earnings.

The SERP provides a tax-deferred savings plan for certain highly compensated employees, including all of the Named Executive Officers, whose participation in the profit sharing and 401(k) savings plan features of the ENSCO Savings Plan is restricted due to funding and contribution limitations of the Internal Revenue Code. The SERP is a non-qualified plan where eligible employees may defer a portion of their compensation for use after separation of employment. The bases upon which the deferred funds are paid following separation of employment are as determined by each Named Executive Officer upon establishment of an election to defer compensation in accordance with and within the parameters of the applicable Internal Revenue Code provisions and generally may not be modified thereafter. Payment elections include lump sum payment and substantially equal monthly payments with the option to delay payment up to 24 months from separation of employment.

Compensation of Non-Employee Directors

Compensation of our non-employee Directors is composed of (1) an annual retainer, (2) meeting fees and (3) an annual equity award. Non-employee Director compensation is reviewed by our Nominating, Governance and Compensation Committee and Board periodically, and is generally based upon comparative data obtained from management and outside sources such as Equilar, Mercer and proxy statements.

In November 2007, our Nominating, Governance and Compensation Committee and the Board completed an extensive review of Director compensation, which included review of data received from Equilar and Mercer and a review of comparative data from other oilfield service companies and on a general basis for U.S. publicly traded companies. As a result of the review, it was determined that the annual retainer of $48,000 per year remains appropriate, as does the fee of $2,000 for each Board of Directors and committee meeting attended in person or by telephone or videoconference with an additional fee of $1,000 per meeting for Directors while serving as Chairpersons of committee meetings.

Based on the comparative data, it was deemed appropriate to increase the retainer compensation payable to non-employee Directors who serve as Chairpersons of a standing Board committee with a supplemental retainer of $5,000 per year (prorata for a portion of a year). Additionally, it was determined that future equity to be granted annually to the incumbent non-employee Directors would be comprised solely of restricted stock in the amount of 3,000 shares. New non-employee Directors who have not previously served on the Board shall receive an initial grant of 5,000 restricted shares, which shall comprise the entire equity award in respect of the year in which each such Director first joins our Board. These changes in our Director compensation policy became effective January 1, 2008.

The LTIP provides that restricted shares shall vest in the event a non-employee Director retires “with the consent of the Board”. In November 2007, our Nominating, Governance and Compensation Committee and the Board considered various criteria for Director retirement with commensurate vesting of outstanding restricted shares. Following deliberation, the Board determined that a non-employee Director shall be deemed to have retired from the Board for purposes of restricted share vesting under the LTIP after having served at least five years on the Board as a non-employee Director.

In 2007, each of our non-employee Directors received an annual retainer of $48,000, paid quarterly. Additionally, each non-employee Director received $2,000 for each Board of Directors and committee meeting attended in person or by telephone or videoconference. Non-employee Directors that served as Chairpersons of a standing Board committee received an additional $1,000 for each meeting the Director chaired.

On May 22, 2007, in accordance with the then prevailing compensation policy, our Nominating, Governance and Compensation Committee approved the grant of 1,500 restricted shares and 4,500 options to Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly, Meyerson, Rowsey and Staff. In conformity with the general policy of our Nominating, Governance and Compensation Committee to issue all annual equity awards on the first business day of June, the 2007 non-employee Director annual equity awards were issued effective June 1, 2007 and the stock option exercise price was based on the closing price on that date.

Stock options granted to our non-employee Directors vest upon grant and have a seven-year validity. Restricted Shares granted to non-employee Directors vest (restrictions lapse) at the rate of 20% each year over a five-year period or upon retirement from the Board, as defined. Any new non-employee Director who has not previously served as one of our Directors shall be granted 5,000 restricted shares, effective as of the date such Director commences service on our Board.

Equity accumulation by our non-employee Directors is generally encouraged, and we adopted specific security ownership guidelines in 2007. The guidelines, which are included in the ENSCO Corporate Governance Policy, provide that each non-employee Director should hold a minimum of 2,500 shares of our stock upon becoming a Director and should hold a minimum of 5,000 shares after five years of continuous service on our Board.

The LTIP provides that non-employee Directors shall receive an automatic annual grant of equity compensation following each Annual Meeting of Stockholders. In 2008, Dr. Rodriguez and Messrs. Carmichael, Haddock, Kelly and Rowsey will each be granted 3,000 restricted shares and Messrs. Clark, Gaut and Rattie shall each be granted 5,000 restricted shares. Such annual and initial equity awards will be effective immediately following the Meeting on May 22, 2008, and the shares will be issued on June 1, 2008. As respects Messrs. Clark, Gaut and Rattie, such restricted share grants are subject to their election at the Meeting.

Under the Non-Employee Director Deferred Compensation Plan and the 2005 Non-Employee Director Deferred Compensation Plan, our non-employee Directors may elect to defer their cash compensation (annual retainer, meeting fees and committee chairmanship fees) up to a percentage specified annually in advance by our Nominating, Governance and Compensation Committee and ratified by our Board (100% for 2007). Non-employee Directors who elect to defer compensation may direct the investment of the amount deferred and retained by us. The deferred compensation may be invested in authorized funds which are similar to the investment options available under the ENSCO Savings Plan. Pursuant to recent amendments of the Non-Employee Director Deferred Compensation Plans, which become effective June 1, 2008, investments may be made in funds or securities on a self-directed basis.

Non-employee Directors are also eligible to participate in our group health and welfare insurance plans on the same basis and cost as our full-time domestic employees. A non-employee Director’s contribution to group health and welfare insurance premium costs is paid in cash or withheld from the quarterly payments of the Director’s annual retainer.

Directors who are also our employees do not receive any additional compensation for their services as Directors. The compensation paid to our non-employee Directors for 2007 is reported below in the Director Compensation Table.

Director Compensation Table

For the Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Rita M. Rodriguez	$78,000	$333,390	$92,408	$503,798
Thomas L. Kelly II	$75,000	$333,390	$92,408	$500,798
David M. Carmichael	$74,000	$333,390	$92,408	$499,798
Gerald W. Haddock	$85,000	$318,485	$20,697	$424,182
Paul E. Rowsey, III	$78,000	$318,485	$20,697	$417,182
Morton H. Meyerson	$80,000	$176,888	$26,932	$283,820
Joel V. Staff	$74,000	$176,888	$26,932	$277,820

(1)	The amounts disclosed in this column include amounts voluntarily deferred under the Non-Employee Director Deferred Compensation Plans as follows: Mr. Haddock $85,000 and Mr. Kelly $75,000.

(2)	The amounts disclosed in this column represent compensation expense recognized in our December 31, 2007 consolidated financial statements in accordance with the fair value recognition provisions of FAS 123(R) for restricted stock awards granted in and prior to 2007. FAS 123(R) requires recognition of compensation expense over the requisite service period, which varies depending on whether an individual non-employee Director is eligible for full vesting upon retirement. For non-employee Directors that are not eligible for full vesting upon retirement, compensation expense is recognized over the period beginning on the equity award grant date and ending on the earlier of award vesting or the date the non-employee Director becomes eligible for full vesting upon retirement. For non-employee Directors that are eligible for full vesting upon retirement, the requisite service period commences on the date a non-employee Director is elected to a three-year term because of the automatic annual grant of equity awards to non-employee Directors.

As respects non-employee Directors that are eligible for full vesting upon retirement, compensation expense associated with the equity award approved at the Annual Meeting of Stockholders during which such a Director is elected is recognized immediately and compensation expense associated with the equity awards scheduled to be approved at the Annual Meetings of Stockholders on the approximate one-year and two-year anniversaries of the election are recognized over 12 months and 24 months, respectively. Compensation expense for restricted stock awards is measured using the market value of the common stock on the date of grant as described in Note 7 to our December 31, 2007 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008.

The aggregate FAS 123(R) grant date fair value of the restricted stock awards granted to each non-employee Director in 2007 was $91,110. The amounts listed also include adjustments to recognize additional compensation expense for the increase in restricted stock awards scheduled to be issued in 2008 and 2009 due to the Nominating, Governance and Compensation Committee and Board decision that future annual equity awards to incumbent Directors would consist entirely of restricted share awards and for the acceleration of compensation expense in connection with the November 2007 Board determination that a non-employee Director who completes five years of service on our Board shall be eligible to retire from the Board with entitlement to vesting of all outstanding restricted shares as provided under the LTIP. On December 31, 2007 the total number of unvested restricted shares held by each Director was as follows:

Gerald W. Haddock	3,150
Paul E. Rowsey, III	3,150
Morton H. Meyerson	3,150
Joel V. Staff	3,150
Rita M. Rodriguez	3,150
Thomas L. Kelly II	3,150
David M. Carmichael	3,150

(3)	The amounts disclosed in this column represent compensation expense recognized in our December 31, 2007 consolidated financial statements in accordance with the provisions of FAS 123(R) for non-qualified stock option awards granted in and prior to 2007. FAS 123(R) requires recognition of compensation expense over the requisite service period and, for the automatic annual grant of equity awards to non-employee Directors, the requisite service period commences on the date a non-employee Director is elected to a three-year term. Compensation expense associated with the equity award approved at the Annual Meeting of Stockholders during which a Director is elected is recognized immediately and compensation expense associated with the equity awards scheduled to be approved at the Annual Meetings of Stockholders on the approximate one-year and two-year anniversaries of a non-employee Director’s election are recognized over 12 months and 24 months, respectively. Therefore, the amount of compensation expense recognized for a non-employee Director in a given year is based upon the Director’s class.

The fair value of each non-qualified stock option award is estimated on the date of grant using the Black-Scholes option valuation model. Assumptions used in this model are included in Note 7 to our December 31, 2007 audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 26, 2008.

The aggregate FAS 123(R) grant date fair value of the non-qualified stock options granted to each Director in 2007 was $92,408. The amounts listed in this column also include adjustments to reverse previously recognized compensation expense for non-qualified stock option awards scheduled to be issued in 2008 and 2009 due to the Nominating, Governance and Compensation Committee and Board decision that future annual equity awards to incumbent Directors will no longer include stock options. On December 31, 2007, the total number of non-qualified stock option share awards held by each Director is as follows:

Gerald W. Haddock	9,000
Paul E. Rowsey, III	24,000
Morton H. Meyerson	18,000
Joel V. Staff	24,000
Rita M. Rodriguez	33,000
Thomas L. Kelly II	9,000
David M. Carmichael	9,000

GENERAL AND OTHER MATTERS

We believe that Proposals 1 and 2 are the only matters that will be brought before the Meeting. However, if other matters are properly presented at the Meeting, we contemplate that the persons named in the proxy will vote in accordance with their best judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports furnished to us during the year ended December 31, 2007, no Director, officer or beneficial holder of more than 10% of any class of our equity securities failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year except as respects a two-day late filing by Mr. Mars reporting a sale of 1,704 shares of our common stock which occurred on November 20, 2007 and a one-day late filing by Mr. Saile reporting a sale of 15,700 shares of our common stock which occurred on December 27, 2007. The late filings resulted from a breakdown in communications during the Thanksgiving and Christmas/New Year holiday periods.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

We participate, and some brokers, banks, trusts and other nominee record holders may be participating, in the practice of “householding” proxy materials. This procedure allows multiple stockholders residing at the same address the convenience of receiving a single Notice of Internet Availability of Proxy Materials, Proxy Statement and Annual Report, as applicable. You may request a separate copy of the Proxy Statement and the 2007 Annual Report by calling 1-800-579-1639 or e-mailing sendmaterial@proxyvote.com (the Control Number shown on your Proxy Card, voting instruction card or Notice of Internet Availability of Proxy Materials must be included in your request). You also may request paper copies when prompted after you vote at www.proxyvote.com.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF MATERIALS FOR THE MEETING OF THE STOCKHOLDERS TO BE HELD ON MAY 22, 2008.

Pursuant to the new rules adopted by the Securities and Exchange Commission, we provide stockholders access to the proxy materials for the Meeting over the Internet. We believe the new rules allow us to provide stockholders the information they need in a more timely manner, while lowering our costs of printing and delivering the proxy materials and reducing the environmental impact.

To access and review the proxy materials for the 2008 Meeting, go to www.proxyvote.com and follow the instructions on the website.

We encourage you to access and review all of the important information contained in the proxy materials before voting. If you would like to attend the Meeting in person, please refer to the beginning of this Proxy Statement for the time, date, location and address.

INFORMATION CONCERNING STOCKHOLDER PROPOSALS

Any of our stockholders intending to present a proposal at the 2009 Annual Meeting, including a Director nomination, must deliver such proposal to our principal executive offices, in writing and in accordance with SEC Rule 14a-8, no later than December 5, 2008, for inclusion in the Proxy Statement related to that meeting. The proposal should be delivered to our Secretary by certified mail, return receipt requested. A stockholder whose proposal is not included in the Proxy Statement related to the 2009 Annual Meeting, but who still intends to submit a proposal at that meeting, is required to deliver such proposal, in writing, to our Secretary at our principal executive offices, and to provide certain other information not less than 50 days, nor more than 75 days, prior to the meeting, in accordance with our bylaws. Any such proposal must also comply with the other provisions contained in our bylaws relating to stockholder proposals.

OTHER MATTERS

The Company has not been notified of and the Board of Directors does not know of any other matters to be presented for action at the 2008 Annual Meeting of Stockholders. If any other matters should properly come before the Meeting, the persons designated as proxies intend to vote on such matters in accordance with their best judgment.

Our 2007 Annual Report, which includes our consolidated financial statements for the year ended December 31, 2007, filed on Form 10-K with the Securities and Exchange Commission, is being distributed to stockholders with this Proxy Statement. The Annual Report does not constitute a part of the proxy soliciting material.

Upon request in writing, we will provide each person solicited by this Proxy Statement, without charge except for exhibits, a copy of our Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC, including the financial statements and financial statement schedules. Please direct your request to the Investor Relations Department, ENSCO International Incorporated, 500 North Akard Street, Suite 4300, Dallas, Texas 75201-3331.

Whether or not you intend to be present at the Meeting, you are urged to vote your shares.

By Order of the Board of Directors

Cary A. Moomjian, Jr. Vice President, General Counsel and Secretary

April 1, 2008

ATTN: INVESTOR RELATIONS 500 NORTH AKARD STREET SUITE 4300 DALLAS, TX 75201

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to vote these shares up until 11:59 P.M. Eastern Time the day before the Meeting date. Have the Proxy Card in hand when accessing the website and follow the instructions.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to vote these shares up until 11:59 P.M. Eastern Time the day before the Meeting date. Have the Proxy Card in hand when calling and then follow the instructions.

VOTE BY MAIL

Mark, sign and date the Proxy Card and return it in the postage-paid envelope provided or return it to ENSCO International Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

Review the proxy materials for special requirements for voting at the Meeting. You will need to request a ballot to vote at the Meeting.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by ENSCO International Incorporated in printing and delivering proxy materials, you can consent to receiving all future proxy materials electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	ENSCO1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ENSCO INTERNATIONAL INCORPORATED

1.	Election of three Class II Directors and one Class I Director:	For	Against	Abstain			For	Against	Abstain

	1a) J. Roderick Clark (Class II Director, Term Expires in 2011)	☐	☐	☐	2.	Ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2008.	☐	☐	☐

	1b) Daniel W. Rabun (Class II Director, Term Expires in 2011)	☐	☐	☐		And on any other business that may properly come before the Meeting, in the discretion of the proxies.

	1c) Keith O. Rattie (Class II Director, Term Expires in 2011)	☐	☐	☐

	1d) C. Christopher Gaut (Class I Director, Term Expires in 2009)	☐	☐	☐

Note: Please sign exactly as the name or names appear(s) on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the reverse side where indicated.				☐

		Yes	No

Please indicate if you plan to attend this Meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

ENSCO INTERNATIONAL INCORPORATED

May 22, 2008

Please date, sign and mail

the Proxy Card in the

envelope provided as soon

as possible.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

If voting by mail, please detach along perforated line and mail in the envelope provided
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PROXY

ENSCO INTERNATIONAL INCORPORATED

Board of Directors Proxy for the Annual Meeting

of Stockholders at 10:00 a.m., Thursday, May 22, 2008

Lincoln Plaza Conference Center, Lower Level

500 North Akard Street

Dallas, Texas 75201

The undersigned stockholder of ENSCO International Incorporated (the “Company”) hereby revokes all previous proxies and appoints Daniel W. Rabun and William S. Chadwick, Jr., or any of them, each with full power of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and any adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1) OR (2), THIS PROXY WILL BE VOTED “FOR” EACH ITEM. THE PROXIES ARE AUTHORIZED TO USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Your Board of Directors recommends a vote “FOR” all of the individuals nominated to serve as Class II and Class I Directors and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent public accounting firm for the 2008 fiscal year.

Address Changes/Comments: ____________________________________________________________________________

___________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)